Filed Pursuant to Rule 424(b)(3)
Registration No. 333-109406

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 18, 2006
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated October 21, 2003)
3,000,000 Shares
Common Stock

        We are offering 3,000,000 shares of our common stock at a price per share of $          . We will receive all of the net proceeds from the sale of the shares.
      Our common stock is listed on the New York Stock Exchange under the symbol “WXH.” The last reported sale price of our common stock on the New York Stock Exchange on August 17, 2006 was $12.34 per share.

      See “Risk Factors” beginning on page 5 of the accompanying prospectus and page 11 of our Annual Report on Form 10-K for the year ended December 31, 2005 to read about certain risks you should consider before buying shares of our common stock.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

      We have granted the underwriters a 30-day option to purchase up to 450,000 additional shares of our common stock from us at the public offering price, less the underwriting discount, to cover over-allotments, if any.
      The underwriters expect that the shares will be ready for delivery on or about August      , 2006.

Friedman Billings Ramsey	Raymond James

Robert W. Baird & Co.	BB&T Capital Markets
The date of this prospectus supplement is                     , 2006

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us. The second part, the accompanying prospectus, gives more general information about our company and securities we may offer from time to time, some of which may not apply to this offering.
      To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included or incorporated by reference in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.
      You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference herein is accurate as of any date other than their respective dates.
      Unless otherwise indicated, the terms “Winston,” “we,” “us,” “our” and “our company” refer to Winston Hotels, Inc. and its subsidiaries, including WINN Limited Partnership.
      Unless otherwise indicated, the phrases “as adjusted” or “on an as adjusted basis” refer to the adjustments resulting from the issuance of the shares in this offering and the application of the net proceeds as set forth in this prospectus supplement.
      All brand names, trademarks and service marks appearing in this prospectus supplement or the accompanying base prospectus are the property of their respective owners. This prospectus supplement contains registered trademarks owned or licensed to companies other than us, including but not limited to Comfort Inn®, Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Hampton Inn®, Hilton Garden Inn®, Holiday Inn®, Homewood Suites by Hilton®, Quality Suites®, Residence Inn® by Marriott®, Springhill Suites® by Marriott® and TownePlace Suites® by Marriott®, none of which, in any way, are participating in or endorsing this offering and shall not in any way be deemed an issuer or underwriter of the common stock, and shall not have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus supplement.
FORWARD-LOOKING INFORMATION
      This prospectus supplement, the accompanying prospectus and the information incorporated by reference into them contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “will continue” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption “Risk Factors” beginning on page 5 of the accompanying prospectus and page 11 of our Annual Report on Form 10-K for the year ended December 31, 2005 and the various other factors identified in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any other documents filed by us with the Securities and Exchange Commission that could cause actual results to differ materially from our forward-looking statements.

S-ii

      Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statements or the “Risk Factors” beginning on page 5 of the accompanying prospectus and page 11 of our Annual Report on Form 10-K for the year ended December 31, 2005, or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the “Risk Factors” section beginning on page 5 of the accompanying prospectus and page 11 of our Annual Report on Form 10-K for the year ended December 31, 2005 may not be exhaustive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. All forward-looking statements should be read with caution.

S-iii

SUMMARY
      This summary highlights selected information about us. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the information included or incorporated by reference herein, before making an investment decision. Unless otherwise specified, the information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.
Our Company
      We own, acquire and develop hotel properties directly and through joint ventures, originate and acquire hotel loans and provide hotel development and asset management services to joint ventures in which we invest.
      We currently own or are invested in 52 hotel properties in 17 states having an aggregate of 7,055 rooms, including 44 wholly-owned hotels with an aggregate of 5,984 rooms and eight hotels in joint ventures totaling 1,071 rooms. Our joint venture hotels include a 60% ownership interest in a joint venture that owned one hotel with 138 rooms, a 49% ownership interest in a joint venture that owns one hotel with 118 rooms, a 48.78% interest in a joint venture that owns one hotel with 147 rooms, a 13.05% ownership interest in a joint venture that owns four hotels with an aggregate of 545 rooms and a 0.21% ownership interest in a joint venture that owns one hotel with 123 rooms, for which substantially all of the profit and loss generated by the joint venture is allocated to us.
      We seek to own, acquire and develop hotels with strong brands appropriate for each asset’s particular submarket. Fifty-one of our 52 hotels are operated under franchises from nationally recognized franchisors, including Hilton Hotels Corporation (3,074 rooms), Marriott International, Inc. (2,532 rooms), Choice Hotels International (769 rooms) and Intercontinental Hotels Group PLC (542 rooms).
      As of June 30, 2006 we also had $59.7 million of outstanding hotel loans in our hotel loan portfolio that we originated or purchased. Our hotel loan portfolio consists of 11 loans with outstanding balances, as well as two loans on hotels under development which we will fund over the course of construction. The 11 outstanding loans had a weighted average interest rate of 12.3% and a weighted average remaining term of 2.4 years as of June 30, 2006. We do not hold an ownership interest in any of the hotels for which we have provided financing. We apply our extensive hotel acquisition and development expertise when underwriting our hotel loans. None of our loans are in default as of the date of this prospectus supplement.
      Our hotel development program remains active. We currently have five hotels under construction totaling 581 rooms and an expected $71 million in projected development costs. Of the five hotels we are developing, three hotels will be wholly-owned by us and are expected to have an aggregate of 340 rooms and two hotels are being developed by two separate joint ventures in which we have invested and are expected to have an aggregate of 241 rooms. We are actively involved in overseeing the entire development process on the hotels we develop.
      We continue to selectively dispose of assets where we believe that we can redeploy our capital into hotels which will generate greater long-term value for our company. In 2006, we have sold five hotels totaling 735 rooms for an aggregate of approximately $33 million in net proceeds. We believe that this program of recycling capital has upgraded the overall quality of our portfolio and resulted in better performance in occupancy, average daily rate and operating margins.
      We are a North Carolina corporation that has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Our executive offices are located at 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27608, and our telephone number is (919) 510-6019.

Recent Developments
      On August 8, 2006, we announced the entry into definitive agreements to acquire two hotels in New York City, New York for an aggregate purchase price of $110 million. One of the New York hotels will be located in the Chelsea submarket on 28th Street between 6th Avenue and 7th Avenue and is expected to contain 175 rooms. We are currently working with Hilton Hotels Corporation to brand the hotel as a Hilton Garden Inn.
      The second New York hotel is located in the Tribeca submarket on York Street and is expected to have 151 rooms. We are also working with Hilton Hotels Corporation to brand this hotel as a Hilton Garden Inn. Both hotels are currently under construction and we plan to close on the acquisitions on their completion date, which is expected to be during the first quarter of 2007.
      We currently have one hotel under contract to sell for $10 million. Our acquisition and disposition contracts are subject to satisfactory completion of due diligence and other customary closing conditions, and we cannot assure you that we will complete any or all of these acquisitions or disposition on the terms described, or at all.
The Offering

Common stock offered	3,000,000 shares

Over-allotment option	Up to 450,000 shares, exercisable by the underwriters for 30 days from the date of this prospectus supplement solely to cover over-allotments of shares, if any.

Approximate number of shares of common stock to be outstanding upon completion of this offering	29,801,168 shares(1)

Use of proceeds	We estimate that our net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $ million. We intend to use the net proceeds from this offering to reduce borrowings under our line of credit and for general corporate purposes.

Risk Factors	See “Risk Factors” beginning on page 5 of the accompanying prospectus and beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2005.

New York Stock Exchange symbol	WXH

(1)	As of June 30, 2006. Includes a total of 798,996 restricted shares of our common stock, issued to our officers and directors, which vest over multi-year periods. Excludes a total of 1,298,480 shares issuable upon the redemption of common units of limited partnership interest in WINN Limited Partnership. Each common unit of limited partnership interest in WINN Limited Partnership is redeemable, at the option of the holder, either for cash or for one share of our common stock, as selected by us in our sole discretion. Also excludes 10,000 shares issuable upon the exercise of outstanding vested options granted to our directors.

USE OF PROCEEDS
      We expect to receive approximately $           million from the sale of our common stock in this offering, after deducting the underwriting discount and estimated offering expenses. We expect to use the net proceeds from this offering to reduce borrowings under our line of credit with General Electric Capital Corporation, or the GE line, and for general corporate purposes.
      The GE line matures on December 1, 2008, and bears interest at LIBOR (5.33% at June 30, 2006) plus 1.75% to 2.5% depending upon the ratio of the underwritten net operating income of the hotels that collateralize the GE line to the outstanding principal balance of the GE line. As of June 30, 2006 there was $48.6 million outstanding under the GE line. We borrowed the amount outstanding under the GE line primarily to fund joint venture investments, acquisitions of hotels, hotel loans, development projects and for general corporate purposes.
      We may re-borrow funds available under the GE line for general corporate purposes, including renovations and improvements to our hotels, acquisition of hotels, including the pending acquisitions described in “Summary— Recent Developments”, acquisitions of hotel loans and funding development projects and joint venture investments.

CAPITALIZATION
      The following table sets forth our capitalization as of June 30, 2006, on a historical basis and as adjusted to give effect to the issuance and sale of 3,000,000 shares of our common stock in this offering and the application of the net proceeds as described under “Use of Proceeds.” For purposes of the following table, we have assumed no exercise by the underwriters of the over-allotment option.

	As of June 30, 2006

	Actual	As Adjusted

		(Unaudited)
	(Dollar Amounts in
	Thousands)
Debt:
Lines of credit	$66,796	$
Mortgage loans	214,087	214,087

Total debt	280,883

Shareholders’ equity
Preferred stock, $.01 par value, 5,000,000 shares authorized, 3,680,000 8.00% Series B Cumulative Preferred shares issued and outstanding (liquidation preference of $93,840)	37	37
Common stock, $.01 par value, 50,000,000 shares authorized, 26,801,168(1) shares issued and outstanding at June 30, 2006, and 29,801,168(1) shares issued and outstanding, as adjusted	265	295
Additional paid-in capital	324,951
Distributions in excess of earnings	(100,750)	(100,750)

Total shareholders’ equity	224,503

Total capitalization	$505,386

(1)	Includes a total of 798,996 restricted shares of our common stock, issued to our officers and directors, which vest over multi-year periods. Excludes a total of 1,298,480 shares issuable upon the redemption of common units of limited partnership interest in WINN Limited Partnership. Each common unit of limited partnership interest in WINN Limited Partnership is redeemable, at the option of the holder, either for cash or for one share of our common stock, as selected by us in our sole discretion. Also excludes 10,000 shares issuable upon the exercise of outstanding vested options granted to our directors.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of certain federal income tax considerations with respect to the ownership of our common stock. For additional information, see “Federal Income Tax Consequences of Our Status as a REIT” beginning on page 35 of the accompanying prospectus.
Taxation of Our Company
      We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1994. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate. In connection with this offering, Hunton & Williams LLP is issuing an opinion that we qualified to be taxed as a REIT for our taxable years ended December 31, 1997 through December 31, 2005, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2006 and in the future. You should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Hunton &Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Federal Income Tax Consequences of Our Status as a REIT— Failure to Qualify” in the accompanying prospectus.
Taxation of Taxable U.S. Shareholders
      As used herein, the term “U.S. shareholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
      If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.
      As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends and then to our common stock dividends.
      Dividends paid to corporate U.S. shareholders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003, as amended by the Tax Increase Prevention and Reconciliation Act of 2005, reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2010. Without future congressional action, the maximum tax rate on qualified dividend income will be 39.6% in 2011. Qualified dividend income generally includes dividends paid to most domestic individual, trust, and estate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our net taxable income distributed to our shareholders (see “Federal Income Tax Consequences of Our Status as a REIT— Taxation of Winston” in the accompanying prospectus), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary dividends will be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary dividends to the extent attributable (1) to dividends received by us from non-REIT corporations, such as a taxable REIT subsidiary (a “TRS”), and (2) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock become ex-dividend.
      A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
      We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
      To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s common stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its common stock, such shareholder will recognize long-term capital gain, or short-term capital gain if the common stock have been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.
      Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 15% tax rate applicable to capital gains of domestic individual, trust, and estate investors). We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.
Taxation of U.S. Shareholders on the Disposition of Common Stock
      In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. shareholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. shareholder purchases other common stock within 30 days before or after the disposition.
Capital Gains and Losses
      A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 35%. However, the maximum tax rate on long-term capital gain applicable to domestic individual, trust, and estate taxpayers is 15% (after December 31, 2010, the maximum rate is scheduled to increase to 20%). The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Information Reporting Requirements and Backup Withholding
      We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

      A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “—Taxation of Non-U.S. Shareholders.”
Taxation of Tax-Exempt Shareholders
      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification” in the accompanying prospectus); and

•	either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.
Taxation of Non-U.S. Shareholders
      The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on ownership of our common stock, including any reporting requirements.
      A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to

30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.
      A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of such non-U.S. shareholder’s common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of such non-U.S. shareholder’s common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of such non-U.S. shareholder’s common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
      We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.
      For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a “United States real property interest” under special provisions of the federal income tax laws referred to as FIRPTA. The term “United States real property interest” includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.
      Capital gain distributions to the holders of common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (1) our common stock continues to be treated as being “regularly traded” on an established securities market in the United States and (2) the non-U.S. shareholder did not own more than 5% of our common stock at any time during the taxable year. As a result, non-U.S. shareholders owning 5% or less of our common stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common stock ceases to be regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 5% of our common stock at any time during the taxable year, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph.
      A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA if the common stock is “regularly traded” on an established securities market in the United States. Because our common stock is regularly traded on an established securities market in the United States, a non-U.S. shareholder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5% of our common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.
Recent Legislation
      On October 22, 2004 and December 21, 2005, the President signed into law the American Jobs Creation Act of 2004 and the Gulf Opportunity Zone Act of 2005, respectively, which amended certain rules relating to REITs. The changes made to the REIT rules by the American Jobs Creation Act of 2004 and Gulf Opportunity Zone Act of 2005 most relevant to us include:

•	If we fail to satisfy the 95% gross income test after our 2004 taxable year, as described under “Federal Income Tax Consequences of Our Status as a REIT— Income Tests” in the accompanying prospectus, but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on (1) the excess of 95% (rather than 90%) of our gross income over our qualifying income multiplied by (2) a fraction intended to reflect our overall profitability.

•	For purposes of the 10% value test (i.e. the requirement that we not own more than 10% of the value of the securities of any issuer other than a TRS, a qualified REIT subsidiary, or another REIT) as described under “Federal Income Tax Consequences of Our Status as a REIT— Asset Tests” in the accompanying prospectus, the following contingencies do not preclude a debt instrument from qualifying for the “straight debt” exception:

—	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of (A) 0.25% or (B) 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

—	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

In addition to straight debt securities, loans to individuals and estates, debt and equity securities issued by REITs and accrued obligations to pay rents from real property will not be considered securities for purposes of the 10% value test. Additionally, a security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico shall not be considered a security for purposes of the 10% value test provided that the amounts received or accrued under the security do not depend in whole or in part on the profits of any non-governmental entity or on payments on an obligation issued by any non-governmental entity. Finally, a debt instrument issued by a partnership that does not meet one of the safe harbors mentioned above shall not be considered a security (1) to the extent of our interest as a partner in the partnership or (2) if at least 75% of the partnership’s gross income is derived from sources that meet the 75% gross income test.

•	For purposes of the 10% value test, holding a de minimis amount of an issuer’s securities that do not qualify for the straight debt safe harbor (either directly or through a TRS) will not prevent straight debt of a partnership or corporation from qualifying for the safe harbor. Specifically, we or a controlled TRS in which we own more than 50% of the voting power or value of the stock could hold such non-straight debt securities with a value of up to 1% of a partnership’s or corporation’s outstanding securities. There is no limitation on the amount of an issuer’s securities that a non-controlled TRS can own.

•	In the event that, at the end of a calendar quarter after our 2004 taxable year, more than 5% of our assets are represented by the securities of one issuer (the “5% asset test”), or we own more than 10% of the voting power or value of the securities of any issuer (the “10% vote or value test”), we will not lose our REIT status if (1) the failure is de minimis (i.e. is due to the ownership of assets the value of which does not exceed the lesser of 1% of the value of all of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure the (the “de minimis REIT savings clause”).

•	In the event of failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as long as the failure is due to reasonable cause and not due to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, (2) file a schedule with the Internal Revenue Service that identifies each asset that caused us to fail such test and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests (the “non de minimis REIT savings clause”).

•	In the event that we fail to satisfy a REIT requirement after our 2004 taxable year, other than a gross income or asset test, we will not lose our REIT status but will incur a penalty of $50,000 if we establish reasonable cause for failure to satisfy such a requirement.

•	Since our 2004 taxable year, “hedging transaction” means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We are required to clearly identify any such hedging transaction before the close of the day on which it is acquired, originated or entered into and satisfy other identification requirements. Income and gain from properly identified hedging transactions is excluded from gross income for purposes of the 95% gross income test, but continues to be nonqualifying income for purposes of the 75% gross income test.
The provisions described above relating to the expansion of the “straight debt” safe harbor and the additional classes of securities that are exempt from the 10% value test apply to taxable years beginning after December 31, 2000. Unless otherwise noted, all other provisions apply for taxable years beginning after our 2004 taxable year.

Failure to Timely File Taxable REIT Subsidiary Election
      As described in “Federal Income Tax Consequences of Our Status as a REIT— Taxable REIT Subsidiaries” in the accompanying prospectus, we may own up to 100% of the stock in one or more TRSs, and rent from hotels leased to a TRS will qualify as “rents from real property” as long as the property is operated on behalf of the TRS by an “eligible independent contractor.” We lease all of our hotels to TRSs, and all of those TRSs have engaged “eligible independent contractors” to operate and manage those hotels.
      We and our corporate subsidiary must timely elect for the subsidiary to be treated as a TRS. In December 2004, we formed a new entity, Barclay Holdings, Inc., to be the holding company of our primary TRS lessee, Barclay Hospitality Services Inc. We believe that in early March 2006 we timely filed a joint election to treat Barclay Holding, Inc. as a TRS from the date of its formation, but we do not have a signed copy of that election or proof that the election was received by the Internal Revenue Service. We requested a copy of the TRS election from the Internal Revenue Service and were informed in March 2006 that the Internal Revenue Service did not have a copy of the election. If Barclay Holdings, Inc. did not qualify as a TRS, we would not be able to satisfy the 10% vote or value test applicable to REITs.
      As described above in “Recent Legislation,” the de minimis REIT savings clause provides that a REIT may maintain its REIT status despite a violation of the 5% asset test or the 10% vote or value test if (1) the failure is de minimis (i.e., is due to the ownership of assets the value of which does not exceed the lesser of 1% of the value of all our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. We believe that we have satisfied the requirements of the de minimis REIT saving clause with respect to the TRS election for Barclay Holdings, Inc. We have represented that the value of our interest in Barclay Holdings, Inc. has not exceeded the lesser of 1% of the value of all of our assets or $10 million. In addition, we believe that we have complied with the 10% vote or value test within six months of the last day of the quarter in which we identified the failure by filing a new TRS election for Barclay Holdings, Inc. that was effective as of April 15, 2006. Although we believe we qualify for the de minimis REIT savings cause, there can be no complete assurance that the Internal Revenue Service will not successfully challenge that position. For example, we have not obtained an independent appraisal of the value of Barclay Holdings, Inc., and there can be no complete assurance that the Internal Revenue Service would not successfully contend that we did not qualify for the de minimis REIT savings provision because the value of Barclay Holdings, Inc. exceeded the de minimis threshold. If we did not qualify for the de minimis REIT savings clause, we would be able to maintain our REIT status only if we satisfied the non-de minimis REIT savings provision, which would requires us to (1) prove that our failure to satisfy the 10% vote or value test was due to reasonable cause and not to willful neglect and (2) pay a $50,000 penalty. For a discussion of the consequences of our failure to qualify as a REIT, see “Federal Income Tax Consequences of Our Status as a REIT— Failure to Qualify” in the accompanying prospectus.

UNDERWRITING
      Subject to the terms and conditions in the underwriting agreement, dated                     , 2006, the underwriters named below have severally agreed to purchase the number of shares of common stock set forth opposite their respective names.

Number of
Underwriters	Shares

Friedman, Billings, Ramsey & Co., Inc.
Raymond James & Associates, Inc.
Robert W. Baird & Co. Incorporated
BB&T Capital Markets, a Division of Scott & Stringfellow, Inc.

Total	3,000,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus supplement and the accompanying prospectus other than those covered by the over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in the event that the purchase commitments of the defaulting underwriters represents more than 10% of the total number of shares of common stock offered by this prospectus, the underwriting agreement may terminate.
      The underwriters propose to offer the shares of common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to various dealers at that price less a concession not to exceed $           per share, of which $          may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No reduction shall change the amount of proceeds to be received by us as indicated on the cover page of this prospectus supplement. The common stock is offered by the underwriters as stated in this prospectus supplement, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.
      We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase from time to time up to an aggregate of 450,000 additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discount. If the underwriters exercise their over-allotment option to purchase any of the additional 450,000 shares of common stock, each underwriter, subject to certain conditions, will become obligated to purchase its pro-rata portion of these additional shares based on the underwriter’s percentage purchase commitment in the offering as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus supplement are being sold. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.
      The following table summarizes the underwriting compensation to be paid to the underwriters by us. These amounts assume both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Without	With
	Over-allotment	Over-allotment

Per share	$	$
Total	$	$

      We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $          .
      We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
      Each of our executive officers and directors has agreed, subject to specified exceptions, not to:

•	offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock, any of our or our subsidiaries’ other equity securities or any securities convertible into or exercisable or exchangeable for shares of our common stock or any such equity securities; or

•	establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any shares of our common stock or of our or our subsidiaries’ other equity securities (regardless of whether any of these transactions are to be settled by the delivery of common stock, other securities, cash or otherwise)
for a period of 90 days after the date of this prospectus supplement without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus supplement. However, Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, without notice, release all or any portion of the securities subject to lock-up agreements. Robert W. Winston III, our chief executive officer, plans to donate 16,700 of his shares of our common stock to the University of North Carolina, Chapel Hill. The lock-up period for these 16,700 common shares will expire on the closing date of this offering. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.
      In addition, we have agreed that, for 90 days after the date of this prospectus supplement, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of options or shares of common stock upon the exercise of outstanding options or warrants, the issuance of options or shares of common stock under existing stock option and incentive plans, the issuance of limited partnership units in WINN Limited Partnership or of other securities convertible into common stock issued in connection with the acquisition of hotel properties and the issuance of shares of common stock upon redemption of units. We also have agreed that we will not consent to the disposition of any shares held by officers or directors subject to lock-up agreements prior to the expiration of their respective lock-up periods.
      Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which an offer or a solicitation is unlawful.
      The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A “syndicate covering transaction” is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A “penalty bid” is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to an underwriter in connection with this offering if the common stock originally sold by that underwriter is purchased by the underwriters in a syndicate covering transaction and has therefore not been effectively placed by such underwriter. The underwriters have advised us that these transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.
      Our common stock is listed on the New York Stock Exchange under the symbol “WXH.”
      Certain representatives of the underwriters or their affiliates from time to time perform investment banking and other financial services for us and our affiliates for which they have received advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.
EXPERTS
      The consolidated financial position at December 31, 2005 and 2004 and results of operations for each of the three years in the period ended December 31, 2005 of Winston Hotels, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2005 and incorporated by reference to this prospectus supplement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
      Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. The description of federal income tax considerations under the captions “Federal Income Tax Consequences of Our Status as a REIT” and “Other Tax Consequences” in the accompanying prospectus and under the caption “Additional Federal Income Tax Considerations” in this prospectus supplement is based upon the opinion of Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Winston & Strawn LLP, Chicago, Illinois.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      The Securities and Exchange Commission allows us to “incorporate by reference” information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the completion of this offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	Our Current Report on Form 8-K filed on February 17, 2006; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on August 1, 1997 and Form 8-A/ A filed with the Securities and Exchange Commission on August 8, 1997.
      We will provide to each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in, but not delivered with, this prospectus supplement or the accompanying prospectus (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into such filings, this prospectus supplement or the accompanying prospectus). You may request a copy of such information, at no cost, by writing us at the following address or contacting us at the following telephone number:
Winston Hotels, Inc.
2626 Glenwood Avenue, Suite 200
Raleigh, North Carolina 27608
Attention: Vice President of Finance & Chief Accounting Officer
Phone: (919) 510-7714
HOW TO OBTAIN MORE INFORMATION
      We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the Securities and Exchange Commission at its public reference room in Washington, D.C. (450 Fifth Street, N.W. 20549). Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning Winston Hotels, Inc. at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock (symbol: “WXH”) is listed.

$200,000,000

Winston Hotels, Inc.

Debt Securities

Preferred Stock
Common Stock

         Winston Hotels, Inc. intends to offer and sell from time to time the debt and equity securities described in this prospectus. The total offering price of these securities will not exceed $200,000,000 in the aggregate. We will provide the specific terms of any securities we may offer in a supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before deciding to invest in these securities.

      The securities may be offered directly, through agents designated by us from time to time, or to or through underwriters or dealers.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      For a discussion of certain risks associated with an investment in the securities, see “Risk Factors” on Page 5.

      The date of this Prospectus is October 21, 2003.

TABLE OF CONTENTS

HOW TO OBTAIN MORE INFORMATION	i
INCORPORATION OF INFORMATION FILED WITH THE SEC	i
ABOUT THIS PROSPECTUS	ii
FORWARD LOOKING INFORMATION	ii
CERTAIN DEFINITIONS	iii
OUR COMPANY	1
RISK FACTORS	5
RATIO OF EARNINGS TO FIXED CHARGES	23
USE OF PROCEEDS	23
DESCRIPTION OF CAPITAL STOCK	23
RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK	26
DESCRIPTION OF DEBT SECURITIES	27
LEGAL OWNERSHIP OF SECURITIES	31
FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT	35
OTHER TAX CONSEQUENCES	47
PLAN OF DISTRIBUTION	52
OTHER MATTERS	54

      You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information.

HOW TO OBTAIN MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (450 Fifth Street, N.W. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning Winston Hotels, Inc. at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock (symbol: “WXH”) is listed.

INCORPORATION OF INFORMATION FILED WITH THE SEC

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to completion of this offering.

i

      We incorporate by reference the documents listed below:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

3. Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

4. Current Report on Form 8-K dated October 2, 2003.

5. Current Report on Form 8-K dated September 16, 2003.

6. Current Report on Form 8-K dated September 5, 2003.

      We also incorporate by reference all future filings we make with the SEC between the date of this prospectus and the date upon which we sell all of the securities we offer with this prospectus and any applicable supplement.

      You may obtain copies of these documents at no cost by requesting them from us in writing at the following address: Winston Hotels, Inc., 2626 Glenwood Avenue, Raleigh, North Carolina 27608, Attention: Investor Relations, telephone (919) 510-6010.

ABOUT THIS PROSPECTUS

      This prospectus is part of a shelf registration statement. We may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “How to Obtain More Information.”

      The total dollar amount of the securities sold under this prospectus will not exceed $200,000,000.

FORWARD LOOKING INFORMATION

      This prospectus and the information incorporated by reference into it contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “will continue” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption “Risk Factors” and the various other factors identified in or incorporated by reference into this prospectus and any other documents filed by us with the SEC that could cause actual results to differ materially from our forward-looking statements.

      Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statement or the “Risk Factors” or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the “Risk Factors” section of this prospectus may not be exhaustive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. All forward-looking statements should be read with caution.

CERTAIN DEFINITIONS

      Unless otherwise indicated, the terms “WHI,” “Winston,” “we,” “us,” “our” and “our company” refer to Winston Hotels, Inc. and its subsidiaries, including WINN Limited Partnership.

      Unless otherwise indicated, the phrases “as adjusted” or “on an as adjusted basis” refer to the adjustments resulting from the issuance of the shares in this offering and the application of the net proceeds as set forth in this prospectus.

      All brand names, trademarks and service marks appearing in this prospectus are the property of their respective owners. This prospectus supplement contains registered trademarks owned or licensed to companies other than us, including but not limited to Comfort Inn®, Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Hampton Inn®, Hilton Garden Inn®, Holiday Inn®, Homewood Suites by Hilton®, Quality Suites® and Residence Inn® by Marriott®, none of which, in any way, are participating in or endorsing this offering and shall not in any way be deemed an issuer or underwriter of the securities issued under this prospectus, and shall not have any liability or responsibility for any financial statements or other financial information contained or incorporated by reference in this prospectus.

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OUR COMPANY

      We are a New York Stock Exchange listed real estate investment trust, or REIT, based in Raleigh, North Carolina, which develops, acquires and renovates upscale, premium limited service and high-end extended stay hotels. In 1994, we completed our initial public offering and acquired ten hotel properties. We currently own interests in 50 hotel properties in 16 states having an aggregate of 6,999 rooms, including 44 wholly-owned hotels with 6,141 rooms. We also own a 49% ownership interest in two joint ventures which own three hotels with an aggregate of 405 rooms, a 13.05% ownership interest in one joint venture, which owns two hotels with an aggregate of 215 rooms and a 57.65% interest in one joint venture which owns one hotel with 157 rooms. In addition, we own a 48.78% interest in a 147-room Marriott Courtyard hotel that is currently being built in Chapel Hill, North Carolina. The hotel is expected to be completed in the summer of 2004. We have also provided loans to owners of three hotels with 391 rooms. We do not hold an ownership interest in any of the hotels for which we have provided financing. All of our hotels are operated under franchises from nationally recognized franchisors including Marriott International, Inc., Hilton Hotels Corporation, Intercontinental Hotels Group PLC, (formerly Six Continents PLC) and Choice Hotels International.

      Our growth strategy is three-pronged:

•	expand our hotel lending programs;

•	make opportunistic acquisitions; and

•	grow internally in our existing portfolio.

On September 15, 2003, we received approximately $44.1 million in net proceeds (and will receive up to an additional $6.7 million if the underwriters exercise their over-allotment option) through an underwritten follow-on offering of our common stock. We plan to use a substantial portion of these funds to expand our hotel lending program, concentrating on originating and acquiring subordinated hotel debt. In 2002, we formed a $100 million joint venture with Charlesbank Capital Partners LLC to acquire hotels with upside potential through value added programs, and we still have approximately 70% of that fund available to pursue additional acquisitions. Also in 2002, we began acquiring the leasehold interests for the hotels we own which permits us to retain operating profits and incur the operating losses from the related hotels and to work directly with property management companies to improve the operating performance of our hotels. We believe that our three-pronged strategy of expanding our hotel lending business, acquiring additional hotels or ownership interests in hotels, and improving the operating performance of our hotels will give us the opportunity to continue to grow our business.

Hotel Lending Business

      We intend to expand our hotel lending business by forming and capitalizing a wholly-owned subsidiary. Our lending subsidiary intends to originate and purchase hotel loans on a nationwide basis that are subordinate to senior mortgage loans representing generally between 60% and 85% of hotel collateral on a loan-to-value basis. We will seek to achieve high risk-adjusted returns through a combination of attractive spreads over LIBOR or Treasury securities, loan fees and, on some loans, a participation in hotel cash flow and any appreciation in hotel value. In addition, we have received preliminary terms from Wachovia Bank, N.A. for a repurchase facility that will finance a portion of our debt investments. Since discussions regarding this credit facility are in the preliminary stages, it is subject to a number of conditions and contingencies, and we cannot assure you that we will complete this financing or that if completed, Wachovia will fund our desired investments.

      Our strategy for our lending business is to provide liquidity to the lodging industry by originating and acquiring senior and subordinate hotel loans. We believe that our extensive experience in acquiring, developing and asset managing hotels gives us a competitive advantage in appropriately underwriting and pricing hotel risk. We believe that many hotel lenders do not have significant hotel operational experience and therefore underwrite first mortgage hotel loans very conservatively. Due to this conservative underwriting, substantial equity often is required to capitalize hotel investments. As a result, we believe that the lodging industry suffers from a lack of liquidity in the layer of the capital structure that we are targeting. We intend to capitalize upon this opportunity to provide debt capital senior to the equity in the hotel, but which would be subordinate to the senior lender.

      Our investments will include:

•	acquiring a subordinate portion of loans, the senior portion of which is contributed to commercial mortgage backed securities transactions, or mezzanine loans secured by equity interests in the borrower in such transactions;

•	originating mezzanine, subordinate or bridge loans, or co-originating senior loans to finance the acquisition of hotels and refinance or repositioning of existing hotels; and

•	selectively originating mezzanine or subordinate loans on to be developed hotels.

      These investments are typically secured by a subordinate interest in the mortgage or equity interests in the borrower. We have had discussions with a number of leading first mortgage hotel lenders regarding co-originating hotel loans, including major Wall Street firms, commercial banks and other specialized lenders.

      We intend to consider hotel lending opportunities that meet one or more of the following criteria:

•	full and limited service hotels as well as extended stay hotels generally with 100 to 425 rooms;

•	national franchise brand affiliations, including Marriott, Hilton, Starwood, Intercontinental and select others;

•	hotels located within the continental United States;

•	hotel values of $5 million to $50 million; and

•	target loan amounts of $1 million to $15 million (with an average of $3 million to $5 million).

Hotel Acquisition Strategy

      Acquisitions. We intend to acquire additional hotels, or ownership interests in hotels, with strong national franchise affiliations in the “mid-scale without food and beverage,” “upscale” and “full-service” market segments, or hotel properties with the potential to obtain such franchise affiliations. In particular, we will consider acquiring mid-scale without food and beverage hotels, such as Hampton Inn and Fairfield Inn by Marriott; upscale hotels such as Hilton Garden Inn, Courtyard by Marriott, Holiday Inn, Homewood Suites by Hilton, Hampton Inn and Suites, Residence Inn, Spring Hill Suites by Marriott and Staybridge by Holiday Inn; and full-service hotels such as Marriott and Hilton.

      We intend to consider investments in hotel properties that meet one or more of the following criteria:

•	properties in locations with relatively high demand for rooms, a relatively low supply of hotel properties and relatively high barriers to entry into the hotel business, such as a scarcity of suitable sites or zoning restrictions;

•	successful hotels available at favorable prices;

•	newly developed hotels;

•	hotels that could benefit from repositioning, such as by changing franchise brands;

•	hotels that could benefit from substantial rehabilitation;

•	hotels that could benefit from new management and additional hotel capital; and

•	hotels that could be developed in supply constrained markets.

      We believe that our relationships with regional management companies, the brokerage community and franchisors will provide additional potential investment opportunities.

      Joint Ventures. During the fourth quarter of 2002, we formed a joint venture with Boston-based Charlesbank Capital Partners, LLC. Charlesbank is a private investment firm managing capital on behalf of institutional investors. We own 15% of the Charlesbank Venture and Charlesbank owns 85%. The Charlesbank Venture intends to acquire more than $100 million of hotel assets. The Charlesbank Venture focuses on acquisitions of hotel properties that have turnaround or upside potential and can benefit from additional capital and aggressive asset management, which often includes renovating, repositioning, re-branding or a change in management. The Charlesbank Venture has invested in three hotels to date through a joint venture comprised of Concord Hospitality Enterprises Company and the Charlesbank Venture. One of the hotels is the 102-room Fairfield Inn & Suites located in West Des Moines, Iowa, which was converted last summer from a Wingate Inn. The second hotel is the 113-room Courtyard by Marriott located in the Beachwood suburb of Cleveland, Ohio, which was purchased last summer as a closed building and opened during the second quarter of this year as a fully renovated hotel. The third hotel is the 190-room Best Western Park Place Suites hotel located in Houston, Texas, which was purchased in September 2003, and will be converted into a Spring Hill Suites hotel during the second quarter of 2004.

Internal Growth Strategy

      Acquisition of Leases. Effective July 1, 2002, through our wholly-owned taxable REIT subsidiary (TRS), Barclay Hospitality Services, Inc., we acquired the leasehold interests for 47 of our hotels including leasehold interests for 45 wholly-owned and two hotels held by joint ventures in which we own an interest. On July 1, 2003, we acquired a 57.65% ownership interest in a third-party lessee company that leases a third joint venture property. We also assigned an additional lease for a wholly-owned hotel (Las Vegas, NV Hampton Inn) to our TRS effective July 1, 2003. One of our hotels (Secaucus, NJ Holiday Inn) is currently held under lease and managed by Secaucus Holding Corporation, a wholly-owned subsidiary of Prime Hospitality Corp.; however, we expect that such lease will be assigned to our TRS and managed by Alliance Hospitality Management, LLC during the fourth quarter of this year. Under the REIT Modernization Act, which became effective January 1, 2001, we are permitted to lease our hotels to wholly-owned TRSs, provided that the TRS engages a third-party management company to manage the hotels.

      The acquisition of the leasehold interests entitles our TRS to retain the operating profits and incur the operating losses from the related hotels, which previously accrued to Interstate under the leases and provides us:

•	more control over the operations of our hotels;

•	the benefits from any operating margin improvements and risk of any operating margin deterioration at our hotels; and

•	more flexibility, in that our hotels are no longer encumbered by long-term leases that are difficult to amend and expensive to terminate.

      All of these hotels continue to operate under the same franchise affiliations as they did prior to our acquisition of the leasehold interests.

      New Management Agreements. Effective July 1, 2003, we terminated our management contracts with Interstate Hotels & Resorts, Inc. (“Interstate”) and entered into new management agreements with Alliance Hospitality Management, LLC. Under such agreements, Alliance is paid 2.25% of the gross revenue of the hotels managed and any one or all of the agreements can be terminated by us upon 90 days’ prior written notice without penalty. Currently, Alliance manages 41 of our hotels, Concord Hospitality Enterprises Company manages two hotels, Hilton Hotels Corporation manages two hotels, and Sage Hospitality Resources, LLC, Noble Investment Group, Ltd., and Prism Hospitality, L.P. each manage one hotel.

      Hotel Properties. We will also continue to make capital investments in our current portfolio to maintain like-new condition at our hotel properties.

Recent Developments

      On August 21, 2003, we announced plans to develop a 147-room Courtyard by Marriott hotel in Chapel Hill, North Carolina. The project will be owned by Chapel Hill Hotel Associates, LLC, a joint venture between us, with a 49% interest, and Chapel Hill Hotel Investments, LLC (CHHI), with a 51% interest. CHHI is owned 40% by Charles M. Winston, our chairman, 12% by James H. Winston, one of our directors, and 48% by three unrelated private investors. The hotel will be leased from Chapel Hill Hotel Associates, LLC (CHHA) by Chapel Hill Lessee Company LLC, a new entity owned 49% by us and 51% by CHHI, and managed by Alliance Hospitality Management, LLC. We expect the capital structure of the Chapel Hill joint venture to be as follows: a first mortgage loan in the amount of approximately $9.15 million, a preferred equity interest held by us in the approximate amount of $1.45 million, an equity investment by us of approximately $2 million representing our contribution of the land on which the hotel will be developed to the joint venture, and an approximate $2.1 million equity investment in the form of cash by our joint venture partner. We and our joint venture partner anticipate completing the project in the summer of 2004. This transaction was unanimously approved by our independent directors.

      On September 3, 2003, we announced that we will record a $2.5 million, non-cash impairment charge to our earnings in the third quarter relating to one hotel which will be classified as “held for sale,” pursuant to Financial Accounting Standards Board Statement of Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” on our balance sheet.

      On September 8, 2003, we executed an amendment to our loan agreement with Wachovia Bank, National Association, which in part provides that a wholly-owned subsidiary of ours, Winston Finance LLC, is permitted to originate or acquire up to $250 million of subordinated loans (the “Subordinate Loans”) relating to third party hotel investments. The amendment also increased our maximum advance rate from 55% to 60% of the value of our total investments in hotels as determined by the covenants of our line of credit (the “Borrowing Base Value”). This means that as of October 1, 2003, we had approximately $89 million of availability under our $125 million line of credit. Moreover, such line of credit also was amended to allow us to have up to 30% of the Borrowing Base Value invested in joint ventures and Subordinate Loans, thereby allowing us to potentially have up to approximately $101 million invested in such joint venture and loan activities at this time. We currently have approximately $14 million invested in such joint venture and loan activities, leaving us with approximately $87 million available for such investments. At such time as the Subordinate Loans are contributed by us to Winston Finance, the 30% limit is reduced to 20%. In addition, the amendment restricts us from investing in any hotel located outside of the United States and requires that at least 40% of our Borrowing Base Value be represented by hotels under brands affiliated with Marriott and Hilton Hotels and that no more than 35% of our Borrowing Base Value be represented by hotels located in the same metropolitan area.

      On September 9, 2003, we announced that we declared our third quarter dividend of $0.15 per share of common stock payable on October 16, 2003 to holders of our common stock of record as of September 30, 2003. On September 9, 2003, we also announced that we declared our third quarter dividend of $0.578125 per share of preferred stock payable on October 16, 2003 to holders of our preferred stock of record as of September 30, 2003.

      On September 15, 2003, we completed a public offering of 5.25 million shares of our common stock at $9.05 per share. The net proceeds from our offering totaled $44.1 million. We used a portion of the proceeds to reduce our borrowings under our line of credit and we intend to use the remainder of the proceeds to fund our hotel lending business and for general corporate purposes. Our underwriters under the offering have an over-allotment option, which must be exercised on or prior to October 15, 2003, to purchase up to 787,500 additional shares of our common stock, which would result in additional net proceeds to us of up to $6.7 million, if exercised.

      We are a North Carolina corporation that has elected to be taxed as a REIT for federal income tax purposes. Our executive offices are located at 2626 Glenwood Avenue, Suite 200, Raleigh, North Carolina 27608, and our telephone number is (919) 510-6010.

RISK FACTORS

      Before you invest in our securities, you should carefully consider the following risks, together with the other information included in this prospectus and the information incorporated by reference. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our ability to make distributions to our shareholders depends upon the ability of our hotel managers and lessees to operate our hotels effectively.

      In order to qualify as a REIT, we cannot operate any hotel, or directly participate in the decisions affecting the daily operations of any hotel. Either our third-party managers under management agreements, or our third party lessees, have direct control of the daily operations of our hotels. Under the REIT Modernization Act of 1999 (the “RMA”), which became effective January 1, 2001, REITs are permitted to lease their hotels to wholly-owned taxable REIT subsidiaries of the REITs (“TRS”). Even under the RMA, TRS may not operate the leased hotels and must enter into management agreements with eligible independent contractors that will manage the hotels. We do not have the authority to directly control any particular aspect of the daily operations of any hotel (e.g., setting room rates). Thus, even if we believe our hotels are being operated in an inefficient or sub-optimal manner, we may not be able to require a change to the method of operation. Our only alternative for changing the operation of our hotels may be to replace the third party manager of one or more hotels in situations where the applicable management agreement permits us to terminate the existing manager.

      As a result of the Company’s acquisition (through its TRS) of the leasehold interests for 47 of its hotels, effective July 1, 2002, the operating income (loss) of these hotels was recorded on the Company’s financial statements. Our income primarily depends upon the net operating income of our hotels. Our ability to make distributions to our shareholders depends on the ability of our hotel managers to generate sufficient revenues from our hotels in excess of operating expenses. Our managers will be affected by factors beyond their control, such as changes in the level of demand for rooms and related services of our hotels, their ability to maintain and increase gross revenues and operating margins at our hotels, and other factors. As of December 31, 2002, 35 of our hotels were managed by Interstate. Therefore, any operating difficulties or other factors specifically affecting Interstate’s ability to maintain and increase gross revenues and operating margins at our hotels could significantly adversely affect our financial condition and results of operations.

      In addition, our growth strategy contemplates additional hotel acquisitions that meet our investment criteria and selective development of hotels as market conditions warrant. Our ability to grow depends, in part, upon the ability of our third-party managers to manage our current and future hotels effectively. If the third-party managers are not able to operate additional hotels at current staffing levels and office locations, they may need to hire additional personnel, engage additional third-party managers and/or operate in new geographic locations. If the third-party managers fail to operate the hotels effectively, our ability to generate income from the hotels could be adversely affected.

The events of September 11, 2001, as well as the weak U.S. economic recovery, have adversely impacted the hotel industry generally, and we have experienced an adverse effect on our results of operations.

      Prior to September 11, 2001, our hotels had begun experiencing declining revenue per available room, or “RevPAR,” as a result of the slowing U.S. economy. The terrorist attacks of September 11, 2001 and more recent concerns about possible additional terrorist attacks, combined with the effects of the resulting recession and weak economic recovery, have led to a substantial reduction in business and leisure travel throughout the United States, and industry RevPAR generally, and RevPAR at our hotels specifically, has declined substantially since September 11th. While RevPAR at our hotels has improved from the depressed levels in the weeks immediately following the events of September 11th, RevPAR at our hotels remains below pre-September 11th levels and may remain at such depressed levels. We cannot predict the extent to which the events of September 11th, subsequent concerns about possible additional terrorist attacks, and the weak economic recovery will continue to directly or indirectly impact the hotel industry or our operating results in the future. Continued depressed RevPAR at our hotels which we expect in the near term could have an adverse effect on our results of operations and financial condition, including our ability to remain in compliance with the covenants contained in our debt instruments, our ability to fund capital improvements and renovations at our hotels and our ability to make dividend payments necessary to maintain our REIT tax status. Additional terrorist attacks could have further material adverse effects on the hotel industry and our operations.

We may not have access to financing for acquiring or developing additional hotels.

      Our ability to pursue our growth strategy depends, in part, on our ability to finance additional hotel acquisitions and development. We may not be able to fund growth solely from cash provided from operating activities because we must distribute at least 90% of our taxable income each year to maintain our tax status as a REIT and normally distribute 100% in order to avoid paying corporate income tax and excise tax on undistributed income. Consequently, we rely upon the availability of debt or equity capital to fund hotel acquisitions and improvements. We cannot assure you that we will be successful in attracting sufficient debt or equity financing at an acceptable cost to fund future growth. We are subject to restrictions that may limit our ability to take advantage of expansion opportunities that we believe are attractive. Our existing $125 million line of credit limits our borrowing availability to a percentage of the value of the hotels provided as collateral, with the value determined in part by the cash flow generated by those hotels. As a result, as of October 1, 2003, we had approximately $122.6 million available for borrowing under our line of credit, of which $36 million was outstanding. If we need to borrow funds under the line of credit in excess of our current borrowing availability, we must provide additional collateral, which may not be available, to increase our borrowing availability to the total amount of debt we need, up to a maximum amount $125 million. As of June 30, 2003, all 44 wholly-owned hotels had been pledged as collateral for our debt facilities, 30 against the line of credit and 14 against the GE Capital CMBS loan. In addition, our articles of incorporation limit our debt to 60% of the cost of our investment in hotel properties, or approximately $266 million as of October 1, 2003.

      Our ability to raise additional equity capital will depend on market conditions. We cannot assure you that we will be able to raise funds through a public or private offering at a time when we need access to funds. We may seek alternative methods of funding expansion, such as joint venture development; however, we cannot assure you that such opportunities will be available when we need them or on acceptable terms.

We have a significant level of debt that may limit our ability to take certain actions.

      We currently have a significant amount of debt. As of October 1, 2003, we had $36 million outstanding under our line of credit and Winston SPE, LLC, a special purpose financing subsidiary of WINN Limited Partnership (a partnership of which we are the sole general partner), had $65.4 million outstanding under a fixed-rate loan. As of June 30, 2003, the total liabilities of our joint ventures were $38.6 million ($35.5 million of which represented long-term debt). Our proportionate share of such total liabilities and long-term debt equated to $15.3 million and $14.1 million, respectively. Our level of debt could have important consequences to you. For example, it could:

•	impair our ability to obtain additional financing, if needed, for working capital, capital expenditures, acquisitions or other purposes in the future;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing our funds available for operations, future business opportunities and other purposes;

•	place us at a disadvantage compared to competitors that have less debt;

•	restrict our ability to adjust rapidly to changing market conditions; and

•	increase our vulnerability to adverse economic, industry and business conditions.

      If we or our financing subsidiary do not have sufficient funds to repay our debt at maturity, it may be necessary for us to refinance our debt through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flow and, consequently, cash available for distribution to shareholders. If we are unable to refinance our debt on acceptable terms, we or our financing subsidiary may be forced to dispose of hotels or other assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. If we are unable to make required payments of principal and interest on debt secured by our hotels, one or more of those properties could be foreclosed upon by the lender with a consequent loss of revenue and asset value.

The covenants governing our debt impose significant restrictions on us.

      The terms of our line of credit impose significant operating and financial restrictions on us and require us to meet certain financial tests, including leverage ratios, maximum unsecured and secured debt ratios, interest and fixed charge coverage ratios and minimum tangible net worth requirements. These restrictions may also have a negative impact on our business, financial condition and results of operations by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	paying dividends in excess of 85% of our funds from operations over the most recent four quarters;

•	making capital expenditures and other investments;

•	creating liens on our assets; and

•	engaging in mergers, consolidations or the sale of all or a substantial portion of our assets.

      The failure to comply with any of these covenants would cause a default under our line of credit. Furthermore, our line of credit provides that any default under, or acceleration of, any of our other debt, any debt of WINN Limited Partnership or any debt of our subsidiaries, including any default by our financing subsidiary under its fixed-rate loan or otherwise, will constitute a default under the line of credit. Any of these defaults, if not waived, could result in the acceleration of the indebtedness under our line of credit. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it, in which case we would not be able to make distributions to our shareholders. Even if new financing were available, it may not be on terms that are acceptable to us.

If our cash flow decreases, we may be required to provide additional collateral under our line of credit or take other actions that would adversely affect our financial condition and results of operations.

      We have pledged 30 hotel properties as collateral to secure the line of credit and our financing subsidiary has pledged 14 hotel properties to secure the fixed-rate loan, which accounts for all of the Company’s 44 wholly-owned hotels. Both loan agreements prohibit pledging any hotel pledged as collateral under that facility to secure other debt. Our line of credit limits our borrowing availability to a percentage of value of the hotels provided as collateral, with the value determined in part by the cash flow generated by those hotels. Our current cash flow from the hotels securing the line of credit limits our borrowing availability under the line of credit, which as of October 1, 2003, was $122.6 million. If we need to borrow funds under the line of credit in excess of our borrowing availability, we must provide additional collateral to increase our borrowing availability to the total amount of debt we need, but not to exceed $125 million. If our cash flow decreases to such a level that our borrowing availability is less than the amount outstanding under the line of credit, we must either (1) repay the excess of the amounts outstanding over our borrowing availability or (2) with the unanimous consent of the lenders, provide additional collateral to increase our borrowing availability. If we were unable to repay the excess debt over our borrowing availability or provide additional collateral, the resulting payment default would entitle our lenders to exercise one or more remedies, including foreclosing on one or more of the properties pledged as collateral.

Loss of Investment Company Act exemption would adversely affect us and negatively affect the market price of shares of our common stock and the ability to distribute dividends.

      We believe that we currently are not, and we intend to continue operating so that we will not become, regulated as an investment company under the Investment Company Act of 1940 because we are “primarily engaged in the business of purchasing and otherwise acquiring mortgages and other liens on and interests in real estate.” If we fail to qualify for this exemption, we could be required to restructure our activities which could have a material adverse effect on our income and the amounts available for distribution to our equity holders.

Rising interest rates could adversely affect our cash flow.

      Our borrowings under our line of credit bear interest at a variable rate. Our line of credit requires that we maintain at least 50% of our total debt at a fixed rate of interest. We have entered into agreements that limit our interest rate exposure on a portion of the outstanding debt under our line of credit. All outstanding debt of up to $36 million under our line of credit at October 1, 2003 was subject to a fixed rate of interest under a swap agreement. We may incur debt in the future that bears interest at a variable rate or we may be required to refinance our existing debt at higher interest rates. Accordingly, increases in interest rates could increase our interest expense and adversely affect our cash flow.

We have not identified any specific investments to make with the net proceeds we received from our previous offering.

      On September 15, 2003, we received $44.1 million in proceeds from our offering of 5.25 million shares of our common stock. We have used some of those proceeds to reduce borrowing under our line of credit, and intend in part to fund investments by Winston Finance and for general corporate purposes. We currently have not identified any specific investments to make with the net proceeds we received from our previous offering. We cannot assure you that we will be able to identify or negotiate investment opportunities that meet our investment criteria. We cannot assure you that our investments made using the proceeds of the previous offering will produce a return on our investment. Any significant delay in investing the proceeds of the previous offering could have a material adverse effect on our ability to generate cash flows and make distributions to our equity holders and could have a material adverse effect on our stock price and the amount of our dividends.

We may not be able to complete development of new hotels on time or within budget.

      We intend to develop additional hotel properties as suitable opportunities arise. New project development is subject to a number of risks that could cause increased costs or delays in our ability to generate revenue from any development hotel, reducing our cash available for distribution to shareholders. These risks include:

•	construction delays or cost overruns that may increase project costs;

•	competition for suitable development sites;

•	receipt of zoning, land use, building, construction, occupancy and other required governmental permits and authorizations; and

•	substantial development costs in connection with projects that are not completed.

      We may not be able to complete the development of any projects we begin and, if completed, our development and construction activities may not be completed in a timely manner or within budget.

      We also intend to rehabilitate hotels that we believe are underperforming. These rehabilitation projects will be subject to the same risks as development projects.

Hotels that we develop have no operating history and may not achieve levels of occupancy that result in levels of operating income that provide us with an attractive return on our investment.

      The new hotels that we develop have no operating history. These hotels may not achieve anticipated levels of occupancy, average daily room rates, or gross operating margins. Similarly, during the start-up period, room revenues may be less than required to result in the operating income levels that provide us with an attractive return on our investment.

Property ownership through joint ventures and partnerships could limit our control of those investments.

      Joint ventures or partnerships (other than WINN Limited Partnership) involve risks not otherwise present for investments we make on our own. It is possible that our co-venturers or partners may have different interests or goals than we do at any time and that they may take actions contrary to our requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investment include impasses on decisions, because no single co-venturer or partner has full control over the joint venture or partnership. Each of our venture partners for our existing joint venture properties has the right, after the first 12 months of the hotel’s operation, to sell the hotel developed by the joint venture to us, or, if we elect not to purchase, to sell such hotel to a third party. In addition, future joint ventures may include other restrictions on us, including requirements that we provide the joint venture with the right of first offer or right of first refusal to acquire any new property we consider acquiring directly.

Our business could be disrupted if we need to find a new manager upon termination of an existing management agreement.

      If our managers fail to materially comply with the terms of their management agreements, we have the right to terminate such management agreements. Upon termination, we would have to find another manager to manage the property. We cannot operate the hotels directly due to federal income tax restrictions. We cannot assure you that we would be able to find another manager or that, if another manager were found, we would be able to enter into new management agreements favorable to us. There would be disruption during any change of hotel management that could adversely affect our operating results.

If we decide to sell hotels, we may not be able to sell those hotels on favorable terms and may be required to pay termination fees to the lessees of those hotels.

      We have sold five hotels during the past two years, one in 2001 and four in 2002. Although none of our other hotels is currently under contract to sell, we may decide to sell additional hotels in the future. We may not be able to sell such hotels on favorable terms, and such hotels may be sold at a loss. As with acquisitions, we face competition for buyers of our hotel properties. Other sellers of hotels may have the financial resources to dispose of their hotels on unfavorable terms that we would be unable to accept. If we cannot find buyers for any properties that are designated for sale, we will not be able to implement our divestiture strategy. In the event that we cannot fully execute our divestiture strategy or realize the benefits therefrom, we will not be able to fully execute our growth strategy.

      Furthermore, under our lease with a third-party lessee for one of our wholly-owned hotels, upon the occurrence of certain events, we must either pay a termination fee or offer another suitable property for management or lease, as the case may be. The amount of the termination fee depends upon certain calculations. Alternatively, we may negotiate to waive the provision and arrange for the manager or lessee to continue to manage the property for the buyer or lease the property from the buyer, as the case may be. If we were not able to successfully negotiate such a continuation, we would be required to pay a termination fee, substitute another suitable property or abandon the sale transaction.

We may record non-cash impairment charges with respect to our hotel investments.

      We may record a non-cash impairment charge, pursuant to Financial Accounting Standards Board Statement of Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” when we believe an investment in a hotel property has been impaired, such that future undiscounted cash flows, together with an anticipated liquidation amount would not recover the then current carrying value of the investment in the hotel property. We consider many factors and make certain assumptions when making this assessment, including but not limited to general market and economic conditions, operating results over the past several years, the performance of similar properties in the same market and expected future operating results based on a variety of assumptions. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment’s carrying value, thereby possibly requiring an impairment charge in the future. In addition, if our assumptions regarding future undiscounted cash flows and anticipated liquidation amounts are incorrect, a future impairment charge may be required.

We may face conflicts of interest relating to sales of hotels acquired from affiliates.

      We have acquired 14 hotels in the past from related parties of our affiliates, which include Robert Winston, our Chief Executive Officer, and Charles Winston, our Chairman of the Board. The limited partners of WINN Limited Partnership, including Robert Winston and Charles Winston, may have unrealized gain associated with their interests in these hotels. Our sale of any of those hotels may cause adverse tax consequences to the limited partners. Therefore, our interests could conflict with the interests of the limited partners in connection with the disposition of one or more of those 14 hotels, including limited partners who may be board members or otherwise in a position to exert influence over other board members who will determine whether we sell these hotels.

We may experience conflicts of interest with respect to the hotel currently under development by a joint venture in which certain of our directors are partners.

      In August 2003, we announced plans to develop a hotel in Chapel Hill, North Carolina through a joint venture in which we will own a 49% interest and the remaining 51% interest will be owned by an entity in which Charles M. Winston, our chairman, and James H. Winston, another of our directors, collectively own a 52% interest. Our interests and the personal interests of these directors with respect to this hotel and this joint venture could conflict, whether as a result of tax implications of a sale or re-financing of the hotel or the joint venture, or otherwise. As a result, our board of directors may face conflicts of interest in making decisions with respect to this hotel and the joint venture.

We depend on key personnel.

      We depend on the efforts and expertise of our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Executive Vice President of Development to drive our day-to-day operations and strategic business direction. The loss of any of their services could have an adverse effect on our operations. Our ability to replace key individuals may be difficult because of the limited number of individuals with the breadth of skills and experience needed to excel in the hotel industry. There can be no assurance that we would be able to hire, train, retain or motivate such individuals.

New accounting rules may require consolidation of certain of our joint ventures and other adjustments to our financial statements.

      We currently participate in five joint venture arrangements to own and develop hotel properties — our Marsh Landing joint venture, a recently formed joint venture which will develop our new Chapel Hill, North Carolina hotel, two joint ventures with Regent Partners, Inc. and a joint venture with Charlesbank Partners and Concord Hospitality Enterprises Company. Historically, we have accounted for our joint venture investments on our balance sheet as “Investments in Joint Ventures” and in our statements of income as “Equity in Income (Loss) of Unconsolidated Subsidiaries.”

      The Financial Accounting Standards Board issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (ARB No. 51)”, in January 2003. FIN 46 clarifies the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, referred to as variable interest entities. FIN 46 generally requires consolidation by the party that has a majority of the risk and/or rewards, referred to as the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains a variable interest after that date. For a variable interest acquired before February 1, 2003, FIN 46 applies in the first fiscal year or interim period beginning after June 15, 2003.

      We believe that we will be considered the primary beneficiary of the joint venture that owns our Marsh Landing hotel and the joint venture that is beginning the development of our Chapel Hill hotel and that we are required by FIN 46 to consolidate those joint ventures beginning with our third fiscal quarter ending September 30, 2003. For the six months ended June 30, 2003, total revenue for the Marsh Landing hotel was approximately $317,000 and total expenses were approximately $411,000, resulting in a net loss of approximately $94,000. Deferred revenue for the same six-month period totaled approximately $435,000, and pursuant to SAB 101 will be recognized during the second half of 2003. As of June 30, 2003, total assets of the Marsh Landing joint venture were approximately $7,541,000 and total liabilities were approximately $5,474,000, resulting in equity of approximately $2,067,000, approximately $1,054,000 of which represents the equity interest of our joint venture partner. The joint venture formed to develop our Chapel Hill hotel is recently formed and has no operating history. However, we expect the capital structure of the Chapel Hill joint venture to be as follows: a first mortgage loan in the amount of approximately $9,150,000, a preferred equity interest held by us in the approximate amount of $1,450,000, an equity investment by us of approximately $2,000,000 representing our contribution of the land on which the hotel will be developed to the joint venture, and an approximate $2,100,000 equity investment in the form of cash by our joint venture partner.

      Due to the complexity of the new accounting standards and the evolving interpretation by accounting professionals, including interpretations from the Financial Accounting Standards Board, we are still in the process of evaluating the applicability of FIN 46 to our two Regent joint ventures, and have not yet determined whether we would be considered to be the primary beneficiary in either joint venture. However, it is possible that one or both of these joint ventures could be consolidated. For the six months ended June 30, 2003, the aggregate revenue of the two Regent joint ventures was approximately $1,624,000 and aggregate expenses were approximately $1,471,000, resulting in aggregate net income of approximately $153,000. Aggregate deferred revenue for the two Regent joint ventures for the same six month period totaled approximately $717,000, and pursuant to SAB 101 will be recognized during the second half of 2003. As of June 30, 2003, total assets of the Regent joint ventures were approximately $36,657,000 and total liabilities were approximately $23,058,000, resulting in equity of approximately $13,599,000, approximately $6,935,000 of which represents the equity interest of our joint venture partner.

      In the second quarter of 2003, we concluded that we did not need to consolidate our joint venture with Charlesbank and Concord. However, this conclusion may change as we continue to analyze the evolving interpretations of FIN 46 and it is possible that this joint venture could be consolidated. For the six months ended June 30, 2003, total revenue of the Charlesbank/Concord joint venture was approximately $1,362,000 and total expenses were approximately $1,304,000, resulting in net income of approximately $58,000. As of June 30, 2003, total assets of the Charlesbank/Concord joint venture were approximately $14,872,000 and total liabilities were approximately $10,069,000, resulting in equity of approximately $4,803,000, approximately $4,179,000 of which represents the equity interests of our joint venture partners. The Charlesbank/Concord joint venture was formed in the fourth quarter of 2003 and to date owns three hotels, including the Best Western Park Place Suites hotel we purchased in September

2003. Under the terms of this joint venture, the joint venture may acquire up to approximately $100 million of hotel properties.

      In addition, in May 2003, the Financial Accounting Standards Board adopted Statement of Accounting Standard No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which may have a further impact on accounting for our joint venture investments. SFAS 150 requires an issuer to classify as a liability certain instruments which may have previously been classified as equity and became effective for financial statements covering periods after July 1, 2003. We are currently evaluating the applicability of SFAS 150 to our joint ventures. If SFAS 150 is determined to be applicable to our joint venture investments, beginning with our reported financial information for the third quarter ending September 30, 2003, we may be required to treat the equity interests held by our third party joint venture partners, in the joint ventures which are consolidated as a result of FIN 46, as liabilities of our company and to reflect such liabilities on our consolidated balance sheet. At June 30, 2003, the aggregate amount of the equity interests of our joint venture partners in the two Regent joint ventures and the one Marsh Landing joint venture was approximately $7,989,000. At September 8, 2003, the aggregate amount of the equity interest of our joint venture partner in the Chapel Hill joint venture was approximately $2,100,000. At June 30, 2003, the aggregate amount of the equity interest of our joint venture partners in the Charlesbank/Concord joint venture was approximately $4,179,000. In addition, we may be required to estimate periodically the fair market value of these equity interests and record changes in fair market value as a charge against our earnings.

      Lastly, it is possible that these accounting standards or new accounting standards adopted in the future could require us to consolidate the assets, liabilities and operating results for hotels for which we provide loans, which could cause further fluctuations in our reported financial results.

Risks Relating to Our Industry

Our performance and the value of our stock are subject to risks associated with the hotel industry.

Our hotels are subject to operating risks of the hotel industry that could reduce our revenue and ability to make distributions to shareholders.

      Our hotels are subject to all operating risks common to the hotel industry. These factors could adversely affect the ability of our hotels to generate operating income and therefore affect our ability to make distributions to our shareholders. These risks include, but are not limited to:

•	competition for guests from other hotels, many of which have substantial marketing and financial resources;

•	faster growth in room supply than in room demand growth in our markets;

•	increases in operating costs due to inflation and other factors which may not be offset in the future by increased room rates;

•	seasonality, with higher hotel revenues occurring in the second and third calendar quarters;

•	increases in energy costs, airline fares and other expenses related to travel, which may deter traveling;

•	terrorist incidents, which may also deter traveling;

•	adverse effects of general and local economic conditions;

•	a general inability to control costs, thereby resulting in lower gross operating profit; and

•	risks generally associated with the ownership of hotels and real estate, as discussed below.

Our entire business is concentrated in particular segments of a single industry.

      Our entire business is hotel-related. Our investment strategy is to acquire additional hotels, or ownership interests in hotels, with strong national franchise affiliations in the “mid-scale without food and beverage”, “upscale”, and “full-service” market segments, or hotel properties with the potential to obtain such franchise affiliations. Therefore, a downturn in the hotel industry, in general, and the segments in which we operate, in particular, will have a material adverse effect on our income and the amounts available for distribution to our equity holders.

Large-scale military deployments may adversely impact the occupancy rates and revenues from our two hotels located in communities that have a large military population.

      Currently, we own two hotels located in communities with a large military presence; one near Fort Bragg in Fayetteville, North Carolina and one near Camp Lejeune in Jacksonville, North Carolina. During the Persian Gulf War in the early 1990’s, a large number of military personnel deployed to the Persian Gulf and, additionally, their respective families departed those communities for the duration of the military member’s deployment. The two local communities suffered economic loss as a result. If a large number of military personnel were deployed away from their permanent duty stations for an extended period, we expect that occupancy rates and RevPAR at those two hotels would be adversely affected.

We may incur higher costs as a result of the proximity of our hotels to the coast.

      Several of our hotels are located near the Atlantic Ocean and are exposed to more severe weather than hotels located inland. These hotels are also exposed to salt water and humidity, which can increase or accelerate wear on the hotels’ weatherproofing and mechanical, electrical and other systems. As a result, we may incur additional expenditures for capital improvements.

Our hotel concentration in the Southeastern United States subjects us to operating risks.

      At June 30, 2003, 31 out of our 44 wholly-owned hotels were located in the five eastern seaboard states ranging from Virginia to Florida, including 17 hotels located in North Carolina. Adverse events in these areas, such as economic recessions, hurricanes or other natural disasters, could cause a loss of revenues from these hotels, which could have a greater adverse effect on us as a result of our concentration of assets in this area. Our geographic concentration also exposes us to risks of oversupply and competition in our principal markets. Each of our hotels competes with other hotels in its market area. A number of additional hotel rooms will continue to be built in the markets in which our hotels are located, which could result in too many hotel rooms in those regions. Significant increases in the supply of hotel rooms without corresponding increases in demand can have a severe adverse effect on our business, financial condition and results of operations.

Conditions of franchise agreements could adversely affect us.

      All of our hotels are operated pursuant to franchise agreements with nationally-recognized hotel brands. In addition, hotels in which we subsequently invest may be operated pursuant to franchise agreements. A hotel’s failure to adhere to the terms and conditions of the franchise agreement could result in the loss or cancellation of its franchise license. We rely on our managers and third party lessees to conform to such franchisor standards. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor’s system. These standards are subject to change over time, in some cases at the discretion of the franchisor, and may restrict our ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with these standards could require us to incur significant expenses or capital expenditures. Our cash available for distribution could be adversely affected if we or our lessees must incur substantial costs to maintain a franchise license.

      If a franchise license terminates due to our lessee’s failure to make required improvements or to otherwise comply with its terms, our lessee may be liable to the franchisor for a termination payment. These termination payments would vary by franchise agreement and by hotel. The loss of a substantial number of franchise licenses and the related termination payments could have a material adverse effect on our business, financial condition and results of operations.

      As of June 30, 2003, of the 51 hotels’ franchise licenses, including six joint venture hotels, seven expire in the next five years, two in 2006, two in 2007, and three in 2008. In addition, we presently own five exterior corridor hotels which may not be renewed by our franchisors. In connection with termination of a franchise license or changing the franchise affiliation of a hotel, we may have to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license, in the event that it could not be renewed or is otherwise lost, could have a material adverse effect on the operations or the underlying value of the hotel covered by the franchise because of the loss of association, name recognition, marketing support and centralized reservation system provided by the franchisor. Any of these events could have a negative effect on our ability to make distributions to shareholders. The franchise agreements covering the hotels expire or terminate, without special renewal rights, at various times and have different remaining terms.

     Operating costs and capital expenditures could adversely affect our cash flow.

      Hotels have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of our leases, we are obligated to pay the cost of certain capital expenditures at the hotels and to pay for furniture, fixtures and equipment. Franchisors also may require periodic capital improvements to our hotels as a condition of retaining the franchise licenses. In addition, we intend to invest selectively in hotels that require significant renovation. Renovation of hotels involves certain risks, including:

•	the possibility of environmental problems;

•	construction cost overruns and delays;

•	uncertainties as to market demand or deterioration in market demand after commencement of renovation;

•	the emergence of unanticipated competition from other hotels; and

•	displacement of room revenues due to rooms being out of order.

      If any of these costs exceed our estimates, the additional costs could have an adverse effect on our cash available for distribution.

     We must compete with larger entities for acquisition and franchising opportunities.

      We compete for acquisition opportunities with entities that have substantially greater financial resources than we do. These entities generally may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments, and may have better relations with franchisors. Competition may reduce the number of suitable investment opportunities available to us and increase the bargaining power of sellers. In addition, other potential buyers who do not need to use a lessee or a third party operator to operate the hotel may be able to offer a higher price for a property than we are able to pay.

     Our performance and value are subject to the condition of the real estate industry.

     We may not be able to sell hotels when appropriate.

      Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to changes in economic and other conditions. Because we are a REIT, federal income tax laws limit our ability to sell properties in some situations when it may be economically advantageous to do so. As a result, returns to our shareholders could be adversely affected. In addition, we cannot assure you that the market value of any of our hotels will not decrease in the future, and therefore we may not be able to sell our hotels on favorable terms.

     Liability for environmental matters could adversely affect our financial condition.

      Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of investigation and removal or remediation of hazardous or toxic substances on, under, originating at or in the property, including fixtures, structures and other improvements located on the property. These laws often impose liability whether or not the owner or operator knew of (or should have known of), or caused, the presence of contaminants. Although Phase I environmental site assessments (“ESAs”) were obtained on all of the hotels, the Phase I ESAs did not include invasive procedures, such as soil sampling or ground water analysis. While the Phase I ESA reports have not revealed any environmental condition, liability or compliance concern that the Company believes would have a material adverse effect on the Company’s business, assets or results of operations, it is possible that these reports do not reveal all environmental conditions, liabilities or compliance concerns or that there are material environmental conditions, liabilities or compliance concerns that arose at a hotel after the related Phase I ESA report was completed of which the Company is unaware. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could affect the funds available for distributions to equity holders. Clean-up costs and the owner’s or operator’s liability generally are not limited under these laws and could exceed the value of the property and/or the aggregate assets of the owner or operator. In addition, the presence of, or failure to properly remediate, contaminants may adversely affect the owner’s ability to sell or rent the property or borrow using the real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the clean-up costs of the substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by that person.

      Environmental, health and safety laws and common law principles also govern the presence, effects, maintenance and removal of hazardous substances, including asbestos-containing materials, or ACMs. Asbestos has been found in two of our hotels and asbestos or other hazardous substances may be found in other hotels we own or acquire in the future. Many such laws permit third parties, including employees and independent contractors, to seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. In connection with the ownership of the hotels, we may be considered an owner or operator and therefore may be potentially liable for any such costs, which could adversely affect our financial condition.

     Black mold claims could adversely affect our financial condition.

      Recent publicity regarding families abandoning their homes because of the presence of stachyhotrys chartarum (“black mold”) has raised public consciousness regarding black mold. Black mold is a greenish-black fungus found worldwide that grows in such places as dry wall, carpet, wall paper, fiber-board, ceiling tiles, and thermal insulation when the relative humidity is above 55%. While the scientific community lacks consensus on the health threat, if any, posed by exposure to black mold, if black mold is detected in any of our hotels, we may be subject to adverse publicity, which could adversely affect our operations and financial results from that hotel. Such claims could require us to spend significant time and money in litigation or pay significant damages. In addition, we may be required to close all or portions of the affected hotel during mold remediation operations, generally consisting of a thorough cleaning with chlorine bleach and water. Under certain conditions, black mold may be difficult to eradicate and require us to remove and replace moldy materials in the hotel. In extreme cases, it may be necessary to perform extensive facility repairs. The presence of black mold in any hotel also could adversely impact the carrying value of that hotel.

      During 2002, the Company invested in the Beachwood, OH Courtyard by Marriott hotel, which is currently owned by WCC Project Company LLC. The Company’s current ownership interest in this hotel is 13.05%. Prior to making its initial investment, the Company knew that black mold existed at the hotel and engaged consultants with expertise in black mold remediation and performed extensive research to satisfy itself that the black mold condition could be eradicated through renovation and repair procedures. Following the completion of such remediation procedures, the Company believes that all of the black mold has been removed from this hotel, which opened for business in April 2003. Because black mold is a naturally occurring fungus, the spores of which can be transported by outside air currents, there can be no assurances that black mold will not again enter and grow in this hotel or that it will not be found in the Company’s other hotel properties.

Liability for uninsured and underinsured losses could adversely affect our financial condition and results of operations.

      In the event of a substantial loss, our insurance coverage may not be sufficient to pay the full current market value or current replacement cost of our lost investment. Certain types of losses, such as mold, terrorist acts, earthquakes, floods, hurricanes, and other acts of God, may be uninsurable or not economically insurable. In addition, we may not be able to use insurance proceeds to replace a damaged or destroyed property as a result of changes in building codes and ordinances, environmental considerations or other factors. In these circumstances, any insurance proceeds we receive might not be adequate to restore our economic position with respect to the damaged or destroyed property and we would be required to seek separate financing for repair and replacement costs, which may not be available on acceptable terms or at all, or face a loss on our investment.

The cost of compliance with the Americans with Disabilities Act and other changes in governmental rules and regulations could adversely affect our cash flow.

      Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, other governmental rules and regulations or enforcement policies affecting the use and operation of the hotels could change, including changes to building codes and fire and life safety codes. If we are required to spend money to comply with the ADA or other changes in governmental rules and regulations, our ability to make distributions to shareholders could be adversely affected.

     Increases in property taxes could adversely affect our cash flow.

      Real and personal property taxes on our current and future hotel properties may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. An increase in property taxes could have an adverse effect on our ability to make distributions to shareholders.

Risks Relating to Capital Stock

     The price of our securities may be affected by changes in market interest rates.

      One of the factors that may influence the price of our common stock or preferred stock in public trading markets is the annual yield from distributions on our common stock or preferred stock as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of our common stock or preferred stock.

Shareholder approval is required to change certain policies, limiting the ability of our board of directors to take certain actions in response to changing conditions.

      We cannot change our policy of limiting consolidated debt to 60% of the cost of our investment in hotel properties without shareholder approval. In addition, the approval of the holders of two-thirds of our shares of common stock entitled to vote is necessary to change our policy of seeking to maintain qualification as a REIT. As a result, our board of directors could not change either of these policies without first receiving shareholder approval at an annual or special meeting, even if the change in policy would be advantageous to us.

     The ability of our shareholders to effect a change in control is limited.

     Stock ownership limitations could inhibit changes in control.

      Our articles of incorporation provide that no shareholder may own, directly or indirectly, more than 9.9% of any class of our outstanding stock. This limitation may have the effect of precluding an acquisition of control by a third party without the approval of our board of directors even if a change in control were in your best interest.

     Our ability to issue preferred stock could inhibit changes in control.

      Our articles of incorporation authorize the board of directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights of any shares of preferred stock issued. Currently, there are 3,000,000 shares of preferred stock outstanding. Issuing additional preferred stock could have the effect of delaying or preventing a change in control even if a change in control were in our shareholders’ interest.

Risks Relating to REIT Status

     We are subject to tax risks as a result of our REIT status.

      We have operated and intend to continue to operate so as to qualify as a REIT for federal income tax purposes. Our continued qualification as a REIT will depend on our continuing ability to meet various requirements concerning the ownership of our outstanding stock, the nature of our assets, the sources of our income, and the amount of distributions to our shareholders. In order to qualify as a REIT, we generally are required each year to distribute to our shareholders at least 90% of our taxable income, other than any net capital gain and any taxable income of our TRSs. To the extent that we meet the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be required to pay income tax on our undistributed income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount we pay out to our shareholders in a calendar year is less than a minimum amount specified under the federal tax laws. Any taxable income of our TRSs will incur corporate income tax, but will not be subject to any distribution requirement. The requirement to distribute a substantial portion of our net taxable income could cause us to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require us to borrow funds or to sell assets to fund the costs of such items.

      We have made, and intend to continue to make, distributions to our shareholders to comply with the current 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. Our income consists of our share of the income of WINN Limited Partnership, and our cash available for distribution consists of our share of cash distributions from WINN Limited Partnership, less capital expenditures and principal debt payments. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution due to the seasonality of the hotel industry could require us to borrow funds on a short-term basis to meet the 90% distribution requirement and to avoid income tax and the nondeductible excise tax.

      If we were to fail to qualify as a REIT for any taxable year, we would not be allowed to deduct our distributions to our shareholders in computing our taxable income. Furthermore, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Unless we are entitled to relief under the federal income tax laws, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which we lost our qualification. As a result, our cash available for distribution would be reduced for each of the years involved. Although we currently operate and intend to continue to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors, with the consent of shareholders holding at least two-thirds of the common stock entitled to vote, to revoke the REIT election.

Recent Tax Legislation

      The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was signed into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its shareholders still generally will be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because dividends from regular C corporations generally will be taxed at a lower rate while dividends from REITs generally will be taxed at the same rate as the investor’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common stock in particular, either in terms of price or relative to other investments.

Risks Related to Our Hotel Lending Business

Our loans are not United States government insured and in most cases are non-investment grade subordinated interests which are subject to increased risk of first loss.

      Subordinated loans of the type which we intend to make and/or invest in are not government insured and include “first loss” and non-investment grade subordinated interests. A first loss position is the most subordinate in a CMBS transaction and accordingly is the first to bear the loss upon a default and the last to receive payment of interest and principal. These subordinate positions are subject to special risks, including a greater risk of loss of principal and non-payment of interest than more senior classes and tend to be more sensitive to changes in economic conditions than more senior positions. As a result of these and other factors, investments in subordinated positions may not provide us with liquidity of investment. In addition, we intend to retain subordinated interests in securitizations and, as a result, we will retain the risks associated with an investment in subordinate positions. Our security interest, if any, in the underlying hotel real estate will be subordinate to a first mortgage, and in some instances, may also be subordinate to a second or third mortgage. In the event of a default on a senior loan, we may elect to make payments if we have the right and the additional funds to do so to prevent foreclosure on a senior loan. In the event of foreclosure, as a holder of a subordinated loan we will be entitled to share in foreclosure proceeds only after satisfaction of the amounts due to the senior lenders, which may result in our being unable to recover any amount of our investment, including any additional funds advanced upon foreclosure.

Our borrowers may fail to repay all or a portion of the amounts owed to us.

      We face special risks in connection with our hotel lending business. We are subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. Our subordinated loans may have higher loan-to-value ratios than traditional mortgage loans and typically are subordinate to any debt collateralized by the underlying property. Accordingly, our loans involve shorter terms and a higher degree of risk than long-term senior mortgage loans secured by income-producing real property. Our borrowers may not be able to repay their obligations under their loans, in which case we could suffer a total or partial loss of our investment.

      In 2001, the borrower under a mezzanine loan in which we participated, defaulted on the payment of its loan, resulting in the loss of our entire $250,000 investment in the loan. Our investment represented a participating interest in a $5,478,000 mezzanine loan to the owner of a 769-room hotel in Orlando, Florida. We wrote off our $250,000 investment as uncollectible during 2002.

Our existing line of credit limits the amount of subordinated loans we may make to third parties with respect to hotel properties which could limit our ability to execute the business plan of our hotel lending subsidiary.

      The loan agreement with respect to our existing line of credit limits the amount of our aggregate investments in joint ventures and in loans to unaffiliated third party borrowers to an amount equal to approximately 30% of Borrowing Base Value. Such limit will be lowered to 20% of our Borrowing Base Value upon such time that we contribute our Subordinate Loans to Winston Finance. Based on our Borrowing Base Value as of June 30, 2003, we have the ability to fund approximately $87 million of additional loans to third parties. In addition, our line of credit provides that the total book value of the loans held by us and our hotel lending subsidiary may not exceed $250 million at any time.

      In addition, we are negotiating to obtain a repurchase facility to fund investments in subordinated hotel loans. However, there can be no assurance that we will be able to obtain this facility. If we are unable to obtain this facility, we will be limited to our cash flow and availability under our current line of credit discussed above for available funds to make subordinated loans and subject to the covenants of that line of credit, which could have a material adverse effect on our ability to execute the business strategy of our hotel lending business. Also, in the event we are able to obtain the facility, we expect that the lender will retain the right to approve fundings for specific loans for which we request a borrowing under the facility and thus there can be no assurance that the facility will be available to help fund our investments in subordinated hotel loans. This lender approval process could have a material adverse effect on our ability to execute the business strategy of our hotel lending business.

We will face competition in seeking to make subordinated loans.

      We will face competition in seeking to make subordinated loans with respect to hotel properties from numerous lenders and other financing sources, many of which have much more experience in making these types of loans and have substantially greater financial and other resources and longer standing relationships and broader contacts than we have. As a result, we may not be successful in establishing and growing our hotel lending business.

Construction, bridge and mezzanine loans involve greater risks of loss than loans secured by income producing properties.

      We will make construction, bridge and mezzanine loans with respect to new and existing hotel properties. These types of loans are considered to involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property. This is because of a variety of factors, including, in the case of construction loans, dependency on successful completion and operation of the project for repayment, difficulties in estimating construction or rehabilitation costs and loan terms that often require little or no amortization, providing instead for additional advances to be made and for a balloon payment at a stated maturity date. Bridge loans carry a high sensitivity to default or extension of principal repayment terms due to the need for refinancing and minimal principal amortization and are associated with transfers of equity ownership and property repositioning. Bridge loans bear the risk that operating strategies assumed when making the loan may not be successful, economic conditions may deteriorate or competitors may undertake competing strategies. Mezzanine loans include the risk that, among other things, a foreclosure by the holder of the senior loan could result in a mezzanine loan becoming unsecured. Accordingly, we may not recover any of our investment in our construction, bridge and mezzanine hotel loans.

Loans with respect to hotel properties may involve more risk than other types of real estate loans.

      Non-recourse loans made to owners of hotel properties may involve more risk than loans made with respect to other types of real estate. Unlike other types of commercial real estate, hotel properties typically have no long term leases or predictable long term cash flow. The hotel industry is very competitive and hotel owners and operators have to adjust room rates frequently in response to market conditions. The hotel industry is subject to risks arising from changes in travel patterns, seasonality, increases in operating costs, new supply of hotel rooms in local markets and general risks of real estate ownership, including increases in property taxes and insurance costs, and environmental and other factors. All of the foregoing factors may increase the risk that our borrowers will be unable to meet their obligations to us under our loan agreements.

We face special risks in connection with our hotel loans which could result in the loss of our investment.

      Although we face some of the same risks as a traditional real estate lender, such as lender liability for improperly exercising control over the borrower and environmental risks as a potentially responsible party liable for environmental damage in connection with the property owned by the borrower, as a mezzanine lender, this risk may be magnified if we pursue remedies on default that afford us greater control over the operations of the borrower. Courts have the discretion to decline to enforce some loan provisions, and thus some remedies specified in our mezzanine loan documents may be unavailable to us. In addition, a borrower may allege that our being in the position to control the borrower creates duties by us to the borrower, including fiduciary-type duties that may conflict with our exercise our remedies. Finally, to protect our investment in our mezzanine loans, we may have to advance additional funds to cure defaults on senior loans and we could lose these additional funds as well as the original loan amount.

If third parties for whom we develop hotels default on their loans, we may be required to complete the development of those hotels at our own expense.

      In certain cases where we are offering third party hotel development services in exchange for fees, we may elect to provide the hotel owner/developer with a construction completion guaranty on the particular hotel under development. In those cases, if the owner/developer were in default under the terms and conditions of its senior loans, its senior lenders might seek to compel us to complete the development of the particular hotel with our own funds, which could materially adversely affect our business, financial condition and results of operations.

We intend to make non-recourse loans, which may limit our recovery.

      Our loans will generally be non-recourse. In the event a borrower defaults on a non-recourse loan, the specific ownership interests in the borrower and other assets, if any, pledged to secure the relevant loan, may be less than the amount owed under the loan. As to those loans that provide for recourse against the borrower and its assets generally, we cannot assure you that the recourse will provide a recovery equal to or greater than the value of the collateral securing that loan.

We may be subject to increased risk of loss with respect to the loans we accumulate for securitization.

      We may acquire and accumulate loans for securitization as part of our investment strategy. We will determine the quantity of loans sufficient for securitization after discussions with potential underwriters and rating agencies and an evaluation of the costs of securitization. Accumulation of loans for securitization is a lengthy and complex process. During the accumulation period, we will be subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under loans held by us, we will bear the risk of loss of principal to the extent of any deficiency between the value we receive from any collateral and the principal amount of the loan. During the accumulation or warehousing period, the cost of financing and hedging the loans could exceed the interest income on the loans. It may not be possible or economical for us to securitize all of the loans which we acquire, in which case we will continue to hold the loans and bear the risks of borrower defaults, bankruptcies, fraud losses and special hazard losses.

      We expect that when we acquire loans for securitization, the seller of the loans generally will represent and warrant to us that there has been no fraud or misrepresentation during the origination of the loans. In addition, the loan seller will agree to repurchase any loan with respect to which there is fraud or misrepresentation. Although we expect to have recourse to the loan seller based on the loan seller’s representations and warranties to us, we will be at risk of loss to the extent the loan seller does not or cannot perform its repurchase obligations.

      In addition, we may encounter substantial delays in connection with the foreclosure of defaulted loans, with corresponding delays in the receipt of related proceeds by us. State and local statutes and rules may delay or prevent our foreclosure or sale of the hotel property securing the loan and may prevent us from receiving proceeds sufficient to repay all amounts due on the related loan. Moreover, our servicing agent may be entitled to receive all expenses reasonably incurred in attempting to recover amounts due and not yet repaid on liquidated loans, thereby reducing amounts available to us.

Our failure to complete securitizations could adversely harm our business.

      Several factors will affect our ability to complete securitizations, including conditions in the securities markets generally, conditions in the mortgage-backed securities market specifically, the credit quality of our portfolio of loans and our ability to obtain credit enhancement. If we are unable to securitize successfully a sufficient amount of loans, then we may have to curtail or reduce our acquisition of loans. We cannot assure you that we will be able to successfully securitize any loans which we acquire or originate are not successful, we will incur significant costs and expenses and our business will be adversely harmed.

The value of our investments is subject to changes in credit spreads.

      The value of our loans is subject to changes in credit spreads as a result of increases in interest rates. The majority of hotel loans we intend to make are floating rate loans based on a market credit spread to LIBOR or Treasury securities. The value of our loans is dependent upon the yield demanded by the market. The value of our portfolio would tend to decline should the market require a higher yield on these loans. If the value of our loan portfolio were to decline, it could affect our ability to borrow funds. In addition, if we were required to sell some of our loan portfolio, we may have to do so at a loss.

An interest rate mismatch could occur between asset yields and borrowing rates resulting in decreased yields on our investment portfolio.

      Our operating results depend in part on differences between the income from our assets (net of credit losses) and our borrowing costs. We intend to fund a portion of our investments with borrowings that have interest rates that reset relatively rapidly, such as monthly or quarterly. In some cases, the income from our assets may respond more slowly to interest rate fluctuations than the cost of our borrowings, creating a mismatch between asset yields and borrowing rates. Consequently, changes in interest rates, particularly short-term interest rates, may influence our net income. Increases in these rates may decrease our net income and the market value of our assets. We will incur operating losses if interest rate fluctuations result in our interest expense exceeding interest income.

Our use of derivatives to mitigate our prepayment and interest rate risks may not be effective.

      Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us mitigate our prepayment and interest rate risks. As of June 30, 2003, we had one interest rate swap agreement on an aggregate amount of $50 million of our outstanding variable rate debt under our line of credit which was purchased to hedge against future increases in interest rates. No hedging strategy, however, can completely insulate us from the prepayment and interest rate risks to which we are exposed. Furthermore, certain of the federal income tax requirements that we must satisfy in order to qualify as a REIT limit our ability to hedge against such risks. This interest rate swap agreement matures on February 27, 2004.

Prepayment rates can increase, thus adversely affecting yields.

      The value of our assets may be affected by prepayment rates on investments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, our prepayment rates cannot be predicted with certainty. To the extent we originate subordinated hotel loans, we expect that these loans will have a measure of protection from prepayment in the form of prepayment lock-out periods or prepayment penalties. However, this protection may not be available with respect to investments which we acquire as opposed to originate. In periods of declining mortgage interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of prepayments received during these periods are likely to be reinvested by us in assets yielding less than the yields on the investments that were prepaid. In addition, the market value of mortgage investments may, because of the risk of prepayment, benefit less from declining interest rates than from other fixed-income securities. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease and thus we would not have the prepayment proceeds available to invest in assets with higher yields.

Fluctuations in interest rates and credit terms could have a significant negative impact on our ability to collect on hotel loans having balloon payment features.

      We may acquire or originate loans that are not fully amortizing and have balloon payments due at maturity. Volatile interest rates and/or erratic credit conditions and the supply of available funds at the time these hotel loans mature may adversely affect the ability of our borrowers to refinance the loans and make the balloon payment, regardless of the market value of the collateral at the time balloon payments are due. If borrowers are unable to refinance these loans, or if borrowers are otherwise unable to make their balloon payments when they become due, these borrowers may default on their loans, which will have a material adverse effect on our business, financial condition and results of operations.

Volatility of results of operations and values of mortgaged properties could have a significant negative impact on our loans.

      Hotel property values and net operating results derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by lodging industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy and labor costs). In the event net operating income decreases, a borrower may have difficulty paying our loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The following table sets forth the Company’s consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2003, and for each of the last five fiscal years.

	Six Months Ended
	June 30, 2003	Year Ended December 31,

	2003	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	2.11	(1)	1.78	2.08	2.33	2.91
Ratio of earnings to combined fixed charges and preferred stock dividends	1.19	(2)	1.18	1.41	1.53	1.73

(1)	Earnings for the fiscal year ended December 31, 2002 were inadequate to cover fixed charges, with a deficiency of $6,078,000. The earnings include a charge of $17,668,000 related to the acquisition from CapStar Winston, LLC of the leasehold interests of 47 hotels. Excluding the charge we would have had a ratio of 1.98.

(2)	Earnings for the fiscal year ended December 31, 2002 were inadequate to cover combined fixed charges and preferred stock dividends, with a deficiency of $13,016,000. The earnings include a charge of $17,668,000 related to the acquisition from CapStar Winston, LLC of the leasehold interests of 47 hotels. Excluding the charge we would have had a ratio of 1.25.

      The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. “Fixed charges” consist of interest costs, whether expensed or capitalized, amortization of line of credit fees and amortization of interest rate caps and swap agreements. “Preferred Stock Dividends” consist of the amount of pre-tax earnings that is required to pay the dividends on our outstanding preferred stock.

USE OF PROCEEDS

      Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of these securities for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

      Under our articles of incorporation, the total number of shares of all classes of stock that we are authorized to issue is 60,000,000, consisting of 50,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share. The description of our capital stock set forth below describes certain general terms and provisions of the capital stock. The following description does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and our bylaws.

Common Stock

      Under our articles of incorporation, we have the authority to issue up to 50,000,000 shares of common stock. Under North Carolina law, shareholders generally are not responsible for a corporation’s debts or obligations. At September 30, 2003, we had 25,443,379 shares of common stock outstanding.

      The holders of our common stock are entitled to one vote per share on all matters voted on by shareholders, including election of directors. Except as otherwise required by law or our articles of incorporation or provided in any resolution adopted by the board of directors with respect to any series of preferred stock, the holders of such shares exclusively possess all voting power. Our articles of incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to such distributions as may be declared from time to time by the board of directors from funds available therefor, and upon liquidation are entitled to receive pro rata all of our assets available for distribution to such holders.

      Our common stock is subject to certain restrictions upon the ownership and transfer thereof which were adopted for the purpose of enabling us to preserve our status as a REIT. For a description of such restrictions, see “Restrictions on Ownership of Capital Stock.”

      Our common stock currently is traded on the New York Stock Exchange under the symbol “WXH.” The transfer agent and registrant for our common stock is Branch Banking & Trust, Wilson, North Carolina. We will apply to the New York Stock Exchange or any securities exchange on which our common stock is listed to list any additional shares of common stock to be sold pursuant to this prospectus.

Preferred Stock

      The board of directors is authorized to provide for the issuance of up to 10,000,000 shares of preferred stock from time to time, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. We have designated 3,000,000 shares as Series A preferred stock, all of which are outstanding as of the date of this prospectus. The terms of the Series A preferred stock include:

•	cumulative annual dividends of $2.3125 per share payable before any distributions may be paid to our common shareholders;

•	a liquidation preference of $25.00; and

•	redemption rights at our option exercisable for $25.00 per share in cash, plus accrued and unpaid dividends, beginning on September 28, 2001.

      Holders of Series A preferred stock do not have a right to vote in elections of directors or on any other matter, except as required by law or as specifically required under our articles of incorporation. Our articles of incorporation permit the Series A preferred stock to vote (1) to elect two additional directors to our board in the event that we have not made distributions with respect to the Series A preferred stock for a period of at least six quarters, until all dividends accumulated through the current dividend period have been paid, and (2) on amendments to our articles of incorporation that materially and adversely affect the rights, preferences, privileges or voting power of the Series A preferred stock.

      Because the board of directors has the power to establish the preferences and rights of each class or series of preferred stock, the board of directors may afford the holders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. The issuance of additional shares of preferred stock could have the effect of delaying or preventing a change in control.

      The applicable Prospectus Supplement will describe each of the following terms that may be applicable in respect of any Preferred Stock offered and issued pursuant to this Prospectus:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any maturity date;

•	any mandatory or optional redemption or repayment dates and terms or sinking fund provisions;

•	any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

•	any rights to convert the Preferred Stock into other securities or rights, including a description of the securities or rights into which such Preferred Stock is convertible (which may include other Preferred Stock) and the terms and conditions upon which such conversions will be effected, including, without limitation, conversion rates or formulas, conversion periods and other related provisions;

•	the place or places where dividends and other payments with respect to the Preferred Stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining the Company’s qualification as a REIT under the Code. Upon issuance and delivery against payment therefor, all shares of the Preferred Stock offered hereby will be duly authorized, fully paid and non-assessable.

      Our preferred stock is subject to certain restrictions upon the ownership and transfer thereof for the purpose of enabling us to preserve our status as a REIT. For a description of those restrictions, see “Restrictions on Ownership of Capital Stock.”

Articles of Incorporation and Bylaw Provisions

Number of Directors; Removal; Filling Vacancies

      Our articles of incorporation and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will consist of not less than three nor more than nine persons, subject to increase or decrease by the shareholders or by the affirmative vote of 80% of the members of the entire board of directors. At all times a majority of the directors shall be directors who do not serve as our officers or employees or as officers or employees of our subsidiaries and are not affiliates of any of our advisors, any lessee of any of our properties, or any of our affiliates (“independent directors”), except that upon the death, removal or resignation of an independent director, this requirement shall not be applicable for 60 days. The common stock shareholders are entitled to vote on the election or removal of directors, with each share entitled to one vote. Our bylaws provide that, subject to any rights of holders of preferred stock, and unless the board of directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, provided that independent directors shall nominate and approve directors to fill vacancies created by independent directors. Accordingly, the board of directors could temporarily prevent any shareholder from enlarging the board of directors and filling the new directorships with that shareholder’s own nominees. Any director so elected shall hold office until the next annual meeting of shareholders.

      A director, other than a director elected by our preferred shareholders, may be removed with or without cause by the vote of the holders of 75% of the outstanding shares of common stock entitled to vote for directors at a special meeting of the shareholders called for the purpose of removing him.

Limitation of Liability; Indemnification

      Our articles of incorporation provide that none of our directors or officers shall be liable to us or our shareholders for money damages to the maximum extent that North Carolina law in effect from time to time permits limitation of liability of directors and officers.

      Our articles of incorporation provide that we shall, to the fullest extent permitted by North Carolina law, indemnify any director, officer, employee or agent. In connection with their indemnification, we may advance expenses to such persons. Any indemnification by us pursuant to the provisions of our articles of incorporation shall be paid out of our assets and shall not be recoverable from our shareholders. We have purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and, therefore, unenforceable.

Amendment

      Except as otherwise required by our articles of incorporation or by law, our articles of incorporation may be amended by the affirmative vote of the holders of a majority of the shares of common stock voting at a meeting at which a quorum is present, with the shareholders voting as a voting group with one vote per share. Our bylaws may be amended by the board of directors or by vote of the holders of a majority of the shares of common stock voting at a meeting at which a quorum is present, except that the bylaws governing the number of directors, removal of directors, quorum for directors’ meetings and sales involving conflicts of interest can only be changed by a vote of 75% of outstanding shares entitled to vote for directors.

North Carolina Anti-Takeover Statutes

      North Carolina has adopted a series of statutes that may deter takeover attempts or tender offers, including offers or attempts that might result in the payment of a premium over the market price for the common stock or that a shareholder might otherwise consider in our best interest. We have chosen to opt out of these statutes in our Bylaws and, therefore, they are not applicable to us.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

      For us to qualify as a REIT under the federal income tax laws, we must satisfy restrictions on the ownership of shares of our capital stock. See “Federal Income Tax Consequences of Our Status as a REIT — Requirements for Qualification.” Because our board of directors believes it is essential for us to continue to qualify as a REIT, our articles of incorporation restrict the acquisition of shares of our capital stock (the “Ownership Limitation”).

      The Ownership Limitation provides that, subject to certain exceptions specified in our articles of incorporation, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws, (i) more than 9.9% of the outstanding shares of common stock, (ii) more than 9.9% of the outstanding Series A preferred stock or (iii) more than 9.9% of the outstanding shares of capital stock. The board of directors may, but in no event is required to, waive the Ownership Limitation if evidence satisfactory to the board of directors is presented that ownership in excess of such amount will not jeopardize our status as a REIT. As a condition of such waiver, the board of directors may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving our REIT status. If shares in excess of the Ownership Limitation, shares which would cause us to be beneficially owned by fewer than 100 persons, shares which would cause us to be “closely held,” or shares which would cause us to own 10% or more of a tenant of our property, are issued or transferred to any person, such issuance or transfer will be null and void and the intended transferee will acquire no rights to the shares.

      The Ownership Limitation will not be automatically removed even if the REIT provisions of the federal income tax laws are changed to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Any change in the Ownership Limitation would require an amendment to our articles of incorporation. In addition to preserving our status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control without the approval of our board of directors. All certificates representing shares of capital stock bear a legend referring to the restrictions described above.

      All persons who own, directly or by virtue of the attribution provisions of the federal income tax laws, 5% or more of our outstanding capital stock and any shareholder we request must file an affidavit with us containing the information specified in our articles of incorporation with respect to their ownership of shares within 30 days after January 1 of each year. In addition, upon our demand, each shareholder is required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as the board of directors deems necessary to comply with the provisions of the federal income tax laws applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

DESCRIPTION OF DEBT SECURITIES

      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

      The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

      The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

      We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

      We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

      The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default Under the Indenture

      The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

      If an event of default with respect to debt securities of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

      The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

      Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

      A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

      These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

      We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

      We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

      In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

      Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

      In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

      We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

      At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

      Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

      We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

      If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

      The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

      Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

      We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

      All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

      The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of North Carolina, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

      The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

      We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

      We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

      Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

      As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

      We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

      For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

      Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

      For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

      If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

      A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

      Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

      A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

      If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

      If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “— Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

      In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

      The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

      The following discussion is a summary of material federal income tax considerations that may be relevant to a prospective holder of our securities. Hunton & Williams LLP has acted as our counsel and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax consequences that are likely to be material to a holder of our securities. The discussion does not address all aspects of taxation that may be relevant to particular securityholders in light of their personal investment or tax circumstances, or to certain types of securityholders who are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions or broker-dealers, and, except as discussed below, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States.

      The statements in this discussion and the opinion of Hunton & Williams LLP are based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary, and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

      We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of Winston

      We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1994. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its securityholders. These laws are highly technical and complex.

      In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our taxable years ended December 31, 1994 through December 31, 2002, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2003 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

      If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our shareholders.

•	We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% nondeductible excise tax on the excess of such required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	If we acquire any asset from a C corporation (i.e., a corporation that generally is subject to full corporate-level tax) in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition; and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

•	We will incur a 100% excise tax on transactions with a “taxable REIT subsidiary” (a “TRS”) that are not conducted on an arm’s-length basis.

Requirements for Qualification

      A REIT is a corporation, trust, or association that meets the following requirements:

1. it is managed by one or more trustees or directors;

2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

4. it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5. at least 100 persons are beneficial owners of its shares or ownership certificates;

6. no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include certain entities), during the last half of any taxable year;

7. it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

9. it meets certain other qualification tests, described below, regarding the nature of its income and assets.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know (after exercising reasonable diligence) that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. In the case of a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, the beneficiaries of such a trust will be treated as holding shares of our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

      We have issued sufficient common stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of the common stock so that we should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of the common stock are described in “Descriptions of Capital Stock — Restrictions on Ownership of Capital Stock”.

      A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

      In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of WINN Limited Partnership (the “Operating Partnership”) and of any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly (together, the “Partnership Subsidiaries”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

      REITs are permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries”. A TRS is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. In July 2002, we terminated our operating leases with our third-party lessees, and we entered into leases with our TRSs with respect to our hotels. Our TRS has engaged third-party management companies to manage those hotels. Our TRS is subject to corporate income tax on its taxable income. See “— Other Tax Consequences — Taxable REIT Subsidiaries.”

Income Tests

      We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or interests in real property;

•	dividends or other distributions on and gain from the sale of shares in other REITs; and

•	gain from the sale of real estate assets.

      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions, or any combination of the foregoing. Gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

      Rents from Real Property. Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS, such TRS may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS. See “— Taxable REIT Subsidiaries.”

•	Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties. See “— Other Tax Consequences — Taxable REIT Subsidiaries.”

      Pursuant to percentage leases, our TRS leases from the Operating Partnership the land, buildings, improvements, furnishings, and equipment comprising the hotels, for terms of seven to 12 years. The percentage leases provide that the lessees are obligated to pay to the Operating Partnership or the Partnership Subsidiaries (1) the greater of a minimum base rent or percentage rent and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by room revenues (and food and beverage revenues, if applicable) for each of the hotels. Both base rent and the thresholds in the percentage rent formulas will be adjusted for inflation. Base rent accrues and is required to be paid monthly and percentage rent is payable either monthly or quarterly.

      In order for the base rent, percentage rent, and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

      In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, as evidenced by such factors as whether (1) the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, (2) the recipient shares the risk that the property will decline in value, (3) the recipient shares in any appreciation in the value of the property, (4) the recipient shares in savings in the property’s operating costs, or (5) the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

      Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

      We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	the Operating Partnership and the Partnership Subsidiaries, on the one hand, and the lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;

•	the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural elements, and generally dictate how the hotels are operated, maintained, and improved;

•	the lessees bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes, property and casualty insurance premiums, the cost of periodic capital improvements, and the cost of periodic repair, replacement, or refurbishment of furniture, fixtures and equipment, to the extent that such costs do not exceed the allowance therefor under each percentage lease;

•	the lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

•	in the event of damage to or destruction of a hotel, the lessees are at economic risk because they are obligated either (1) to restore the property to its prior condition, in which event they will bear all costs of such restoration in excess of any insurance proceeds, or (2) to offer to purchase the hotel for an amount generally equal to the fair market value of the property, less any insurance proceeds;

•	the lessees generally have indemnified the Operating Partnership and the Partnership Subsidiaries against all liabilities imposed on the Operating Partnership and the Partnership Subsidiaries during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the lessees’ use, management, maintenance, or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of the hotels that are the obligations of the lessees, or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

•	the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

•	the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

•	the Operating Partnership and the Partnership Subsidiaries cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

      Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Operating Partnership and the Partnership Subsidiaries receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

      As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

      More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

      Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock of a corporate lessee or 10% or more of the interests in the assets or net profits of a non-corporate lessee (a “related party tenant”) other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee other than a TRS. Moreover, our articles of incorporation prohibits transfers of our stock that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee. That provision of our articles of incorporation is not intended to prevent us from leasing our hotels to TRSs. Based on the foregoing, we should never own, actually or constructively, 10% of more of any lessee other than a TRS. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

      A TRS is permitted to lease hotels from the related REIT as long as the TRS does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. In addition, the hotels must be operated on behalf of the TRS by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to the REIT and the TRS (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. In July 2002, we terminated our operating leases with our third-party lessees, and we entered into leases with our TRSs with respect to our hotels. Our TRSs have engaged third-party management companies to manage those hotels. See “— Other Tax Consequences — Taxable REIT Subsidiaries.”

      A third requirement for qualification of our rent as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). Prior to January 1, 2001, the personal property ratio was computed based on relative adjusted tax bases instead of fair market values. With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

      A fourth requirement for qualification of our rent as “rents from real property” is that, other than within the 1% de minimis exception described above (i.e., we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property) and other than through a TRS, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because the Operating Partnership and the Partnership Subsidiaries do not perform any services other than customary ones for the lessees. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for the lessee of the property.

      If a portion of our rent from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant, (3) the TRS that leases the hotel directly or indirectly manages or operates the hotel, or (4) we furnish noncustomary services to the tenants of the hotel other than through a qualifying independent contractor or a TRS or manage or operate a hotel other than through a qualifying independent contractor, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

      In addition to the rent, the lessees are required to pay to the Operating Partnership and the Partnership Subsidiaries certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the Operating Partnership and the Partnership Subsidiaries are obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

      Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

      If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

      Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

      Our mezzanine loans generally will not be secured by a direct interest in real property. Instead, our mezzanine loans generally will be secured by ownership interests in an entity owning real property. In Revenue Procedure 2003-65, the Internal Revenue Service established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although we anticipate that most or all of our mezzanine loans will qualify for the safe harbor in Revenue Procedure 2003-65, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor. In those cases, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 only to the extent that the interest from those loans, combined with our other nonqualifying income, will not cause us to fail to satisfy the 75% gross income test. Any loan fees that our lending subsidiary receives other than commitment fees will not be qualifying income for purposes of the 75% or the 95% gross income test.

      Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of the assets owned by the Operating Partnership and the Partnership Subsidiaries is held for sale to customers and that a sale of any such asset would not be in the ordinary course of the owning entity’s business. We will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that the Operating Partnership and the Partnership Subsidiaries will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

      However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•	which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee’s leasehold interest, and we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

      Hedging Transactions. From time to time, we or the Operating Partnership enters into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we or the Operating Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or the Operating Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

      Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Winston,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

      To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

•	Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

•	Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

      For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a partnership if we own at least a 20% profits interest in the partnership).

      We believe that we will satisfy the asset tests set forth above. Our mezzanine loans generally will be secured by ownership interests in an entity owning real property. We anticipate that most or all of our mezzanine loans will qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the first, second, and third asset tests. See “— Income Tests.” However, it is possible that we may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities for purposes of the 10% value test. We will make mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 or as “straight debt” securities only to the extent that such loans will not cause us to fail the asset tests described above.

      If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

      Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

      We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

      We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

      It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may recognize original issue discount income from our hotel loans in advance of the related cash flow or be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

      See “— Other Tax Consequences — Recent Tax Legislation” for a discussion of new tax legislation that reduces the tax rate on dividends received by domestic noncorporate taxpayers.

Recordkeeping Requirements

      We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with such requirements.

Failure to Qualify

      If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Capital Gains and Losses

      A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to noncorporate taxpayers is 15% for sales and exchanges of assets held for more than one year occurring from May 7, 2003 through December 31, 2008. See “— Other Tax Consequences — Recent Tax Legislation.” The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our noncorporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A noncorporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A noncorporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

OTHER TAX CONSEQUENCES

Tax Aspects of our Investments in the Operating Partnership and the Partnership Subsidiaries

      The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Operating Partnership and the Partnership Subsidiaries (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

      Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if:

•	the entity had a reasonable basis for its claimed classification;

•	the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and

•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

      Each Partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997. In addition, each Partnership intends to continue to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

      Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “— Requirements for Qualification — Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

      Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

      Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

      Under the Operating Partnership’s partnership agreement, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the Operating Partnership will be specially allocated to the contributing partners to the extent of any built-in or loss gain with respect to such property for federal income tax purposes.

      Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Operating Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Operating Partnership;

•	increased by our allocable share of the Operating Partnership’s income and our allocable share of indebtedness of the Operating Partnership; and

•	reduced, but not below zero, by our allocable share of the Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership.

      If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership’s distributions, or any decrease in our share of the indebtedness of the Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

      Depreciation Deductions Available to the Operating Partnership. To the extent that the Operating Partnership acquired its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by the Operating Partnership. The Operating Partnership depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation (“MACRS”). Under MACRS, the Operating Partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Operating Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Recently enacted tax legislation provides a first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property placed in service after May 5, 2003, which includes “qualified leasehold improvement property” and property with a recovery period of less than 20 years, such as furnishings and equipment at our hotels. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. Under MACRS, the Operating Partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. The Operating Partnership’s initial basis in hotels acquired in exchange for units in the Operating Partnership should be the same as the transferor’s basis in such hotels on the date of acquisition by the Operating Partnership. Although the law is not entirely clear, the Operating Partnership generally depreciates such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Operating Partnership’s tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

      Generally, any gain realized by us or a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

      Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Requirements for Qualification — Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Taxable REIT Subsidiaries

      As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation. A TRS may lease hotels from us under certain circumstances, provide services to our tenants, and perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      A TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rents received by us from a TRS pursuant to a hotel lease will qualify as “rents from real property” as long as the hotel is operated on behalf of the TRS by a person who satisfies the following requirements:

•	such person is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS;

•	such person does not own, directly or indirectly, more than 35% of our stock;

•	no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our stock; and

•	we do not directly or indirectly derive any income from such person.

      A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

      The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis. Thus, for example, to the extent the rent paid by a TRS to us exceeds an arm’s-length amount, such rent might be subject to the excise tax.

      In July 2002, we terminated our operating leases with our third-party lessees, and we entered into leases with our TRS with respect to our hotels. Our TRS has engaged third-party management companies to manage those hotels. Moreover, we have represented that, with respect to properties that we lease to our TRS in the future, each such TRS will engage an “eligible independent contractor” to manage and operate the hotels leased by such TRS. Furthermore, we believe that all transactions between us and our TRS are conducted on an arm’s-length basis.

State and Local Taxes

      We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our common stock.

Recent Tax Legislation

      On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax legislation reduces the maximum tax rate for domestic noncorporate taxpayers for long-term capital gains generally from 20% to 15% (for sales occurring from May 7, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through

2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends generally will not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends generally will apply to:

•	your long-term capital gains, if any, recognized on the disposition of our common stock;

•	our distributions designated as long-term capital gain dividends (except to the extent attributable to “section 1250 property,” in which case such distributions would continue to be subject to a 25% tax rate);

•	our dividends attributable to dividends received by us from non-REIT corporations, such as our TRSs; and

•	our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

In general, to qualify for the reduced tax rate on dividends, a shareholder must hold our common stock for more than 60 days during the 120-day period beginning on the date which is 60 days before the date on which our common stock becomes ex-dividend.

PLAN OF DISTRIBUTION

      We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

      We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Agents

      We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

      We may also engage a company to act as our agent (“Offering Agent”) for one or more offerings, from time to time, of our common stock. If we reach agreement with an Offering Agent with respect to a specific offering, including the number of shares of common stock and any minimum price below which sales may not be made, then the Offering Agent will try to sell such common stock on the agreed terms. The Offering Agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. The Offering Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, with respect to any sales effected through an “at-the-market” offering.

Underwriters

      If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Direct Sales

      We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

      Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

OTHER MATTERS

Legal

      The legality of any securities offered hereby will be passed upon for us by Hunton & Williams LLP. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in a prospectus supplement. In addition, we have based the description of federal income tax consequences in “Federal Income Tax Consequences of Our Status as a REIT” upon the opinion of Hunton & Williams LLP.

Experts

      The consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 of Winston Hotels, Inc. included in the Form 10-K for the year ended December 31, 2002 and incorporated by reference in this prospectus, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

3,000,000 Shares
Common Stock

P R E L I M I N A R Y
P R O S P E C T U S  S U P P L E M E N T

Friedman Billings Ramsey
Raymond James
Robert W. Baird & Co.
BB&T Capital Markets
                    , 2006